EXHIBIT 10.1

FI N° 86.677 (IT)
Serapis N° 2016-0607

LIVANOVA R&D

Finance Contract

between the

European Investment Bank

and

LivaNova PLC

and
Sorin CRM S.A.S.

and
Sorin Group Italia S.r.l.

Luxembourg, 23 June 2017
London, 27 June 2017
Clamart, 23 June 2017
Milano, 29 June 2017

THIS CONTRACT IS MADE BETWEEN:

The European Investment Bank having its seat at 100 blvd Konrad Adenauer, Luxembourg, L-2950 Luxembourg, represented by the Head of Division, Mr. Massimo NOVO, and by the Loan Officer, Mr. Ferran MINGUELLA,
(the “Bank”)

of the first part, and

LivaNova PLC, a public limited company incorporated in England and Wales with registered number 9451374 having its registered office at 20 Eastbourne Terrace, London W2 6LG, United Kingdom represented by the CFO, Mr Thad Huston,
(the “Parent”)

of the second part, and

Sorin CRM S.A.S., a company incorporated in France having its registered office at 4 Avenue Réaumur-92140 Clamart Cdx – France, represented by the Director Treasury, Mr Maurizio Borelli,	(the “French Subsidiary”)

of the third part, and

Sorin Group Italia S.r.l., a company incorporated in Italy, having its registered office at Via Benigno Crespi 17, 20159 Milano, Italy, represented by the Corporate Treasury Manager, Mr Luca Stefano Tessi,
(the “Italian Subsidiary”)

of the fourth part.

The Parent, the French Subsidiary and the Italian Subsidiary are collectively referred to herein as the “Borrowers”, and each of them a “Borrower”.
The Bank and the Borrowers are collectively referred to herein as the “Parties”.

WHEREAS:

(1)
The Borrowers have stated that they are undertaking a project of research and development (R&D) of various new products and product improvements with a particular focus on i) cardiac surgery (heart valves and cardiopulmonary), and ii) cardiac rhythm management (the “Project”) as more particularly described in the technical description (the “Technical Description”) set out in Schedule A. The Project is covering the entire product development from pre-clinical studies to clinical trials and life cycle engineering. The Project will be managed by the French Subsidiary and the Italian Subsidiary, implemented in France and Italy.

(2)
The total cost of the Project, as estimated by the Bank, is EUR 232,400,000.00 (two hundred thirty two million four hundred thousand euros) and the Borrowers stated that they intend to finance the Project as follows:

Source	Amount (EUR)
Credit from the Bank	100,000,000.00
Other funding sources	132,400,000.00
TOTAL	232,400,000.00

(3)	In order to fulfil the financing plan set out in Recital (2), the Borrowers have requested from the Bank a credit of EUR 100,000,000.00 (one hundred million euros).

(4)
The Bank, considering that the financing of the Project falls within the scope of its functions, and having regard to the statements and facts cited in these Recitals, has decided to give effect to the Borrowers’ request providing to them a credit in an amount of EUR 100,000,000.00 (one hundred million euros) under this Finance Contract (the “Contract”), provided that the amount of the Bank’s loan shall not, in any case, exceed (i) 50% (fifty per cent) of the total cost of the Project set out in Recital (2) nor (ii) when aggregated with any EU grants available for the Project, 90% (ninety per cent) of the total cost of the Project set out in Recital (2).

(5)	The Borrowers have authorised the borrowing of the sum of EUR 100,000,000.00 (one hundred million euros) represented by this credit on the terms and conditions set out in this Contract.

(6)
The Statute of the Bank provides that the Bank shall ensure that its funds are used as rationally as possible in the interests of the European Union; and, accordingly, the terms and conditions of the Bank's loan operations must be consistent with relevant policies of the European Union.

(7)
The Bank considers that access to information plays an essential role in the reduction of environmental and social risks, including human rights violations, linked to the projects it finances and has therefore established its transparency policy, the purpose of which is to enhance the accountability of the Bank’s group companies towards its stakeholders and the citizens of the European Union in general.

(8)
The processing of personal data shall be carried out by the Bank in accordance with applicable European Union legislation on the protection of individuals with regard to the processing of personal data by the EC institutions and bodies and on the free movement of such data.

(9)	This operation benefits from a guarantee from the European Union under the European Fund for Strategic Investments (“EFSI”).

NOW THEREFORE it is hereby agreed as follows:
INTERPRETATION AND DEFINITIONS

(a)	Interpretation
In this Contract:

(i)	References to Articles, Recitals, Schedules and Annexes are, save if explicitly stipulated otherwise, references respectively to articles of, and recitals, schedules and annexes to this Contract;

(ii)	References to a provision of law are references to that provision as amended or re-enacted; and

(iii)	References to any other agreement or instrument are references to that other agreement or instrument as amended, novated, supplemented, extended or restated.

(b)	Definitions
In this Contract:
“Acceptance Deadline” for a notice means:

(a)	16h00 Luxembourg time on the day of delivery, if the notice is delivered by 14h00 Luxembourg time on a Business Day; or

(b)	11h00 Luxembourg time on the next following day which is a Business Day, if the notice is delivered after 14h00 Luxembourg time on any such day or is delivered on a day which is not a Business Day.
“Accounting Date” shall mean each 30 June and 31 December.
“Authorisation” means an authorisation, permit, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
“Business Day” means a day (other than a Saturday or Sunday) on which the Bank and commercial banks are open for general business in Luxembourg.
“Change-of-Control Event” has the meaning given to it in Article 4.03A(3).
“Change-of-Law Event” has the meaning given to it in Article 4.03A(4).
“Co-debtor” means each of the Parent, the Italian Subsidiary and the French Subsidiary acting as co-debtor under Article 1.11 and guarantor under Article 7.01.
“Compliance Certificate” means a certificate substantially in the form set out in Schedule D.2.
“Consolidated EBITDA” shall mean in relation to the Group the consolidated profit and loss statement of the Group and determined in accordance with US GAAP: the amount of the consolidated operating income of the Group:

(a)	plus depreciation and amortization expenses for plant, property and equipment; and

(b)	plus amortization of intangible assets and impairment losses; and

(c)	plus restructuring, merger and integration expenses; and

(d)	plus litigation expenses; and

(e)	plus extraordinary and non-cash items of expense, but only to the extent such items have been deducted in the determination of operating income;

(f)	minus extraordinary and non-cash items of income, but only o the extent such items are included in the operating income.

“Consolidated Net Financial Indebtedness” shall mean at any time:

(i)
the aggregate at that time of Financial Indebtedness of the members of the Group from sources external to the Group (including guarantees for an aggregate amount exceeding USD 40,000,000.00 (forty million US dollars) at that time); less

(ii)
the aggregate amount at that time of: (aa) cash; (bb) debt securities issued or guaranteed by any member state of the OECD; (cc) debt securities issued by leading entities and listed on national stock exchanges of any member of the European Union; (dd) receivables from derivative financial instruments; and (ee) deposits or notes purchased in respect of the credit enhancements of securitisation programmes up to an aggregate amount not exceeding USD 33,000,000.00 (thirty-three million US dollars) for each financial year.

“Consolidated Total Net Interest Payable” shall mean for a period in relation to the Group:

(i)	interest accrued during such period as an obligation of any member of the Group (whether or not paid or capitalised during or deferred for payment after such period);

(ii)	less any interest received or receivable by any member of the Group (after deducting any applicable withholding tax) in such period.
“Contract” has the meaning given to it in Recital (4).
“Credit” has the meaning given to it in Article 1.01.
“Deferment Indemnity” means an indemnity calculated on the amount of disbursement deferred or suspended at the percentage rate (if higher than zero) by which:

(a)	the interest rate net of the Margin that would have been applicable to such amount had it been disbursed to the Borrowers on the Scheduled Disbursement Date
exceeds

(b)	the Relevant Interbank Rate (one month rate) less 0.125% (12.5 basis points), unless this value is less than zero, in which case it will be set at zero.
Such indemnity shall accrue from the Scheduled Disbursement Date to the Disbursement Date or, as the case may be, until the date of cancellation of the Notified Tranche in accordance with this Contract.
“Disbursement Notice” means a notice from the Bank to the Borrowers pursuant to and in accordance with Article 1.02C.
“Disbursement Request” means a notice substantially in the form set out in Schedule C.1.
“Disruption Event” means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this Contract; or

(b)
the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of either the Bank or a Borrower, preventing that party:

(i)	from performing its payment obligations under this Contract; or

(ii)	from communicating with other parties,
and which disruption (in either such case as per (a) or (b) above) is not caused by, and is beyond the control of, the party whose operations are disrupted.
“EFSI” has the meaning given in recital 9.
“EFSI Regulation” means the Regulation 2015/1017 of the European Parliament and of the Council of 25 June 2015 on the European Fund for Strategic Investments.
“Environment” means the following, in so far as they affect human health and social well-being:

(a)	fauna and flora;

(b)	soil, water, air, climate and the landscape; and

(c)	cultural heritage and the built environment,
and includes, without limitation, occupational and community health and safety.
“Environmental Approval” means any Authorisation required by Environmental Law.
“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.
“Environmental Law” means:

(a)	EU law, including principles and standards;

(b)	national laws and regulations; and

(c)	applicable international treaties of which a principal objective is the preservation, protection or improvement of the Environment.
“EURIBOR” has the meaning given to it in Schedule B.
“EUR” or “euro” means the lawful currency of the Member States of the European Union which adopt or have adopted it as their currency in accordance with the relevant provisions of the Treaty on European Union and the Treaty on the Functioning of the European Union or their succeeding treaties.
“Event of Default” means any of the circumstances, events or occurrences specified in Article 10.01.
“Financial Indebtedness” shall mean any indebtedness for or in respect of:

(i)	moneys borrowed;

(ii)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(iii)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(iv)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with US GAAP, be treated as a finance or capital lease;

(v)
receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis – including true sale US GAAP – under an arrangement other than a Permitted Receivables Disposal);

(vi)
any amount raised under any other transaction (including any forward sale or purchase agreement, sale and lease back arrangements and sale and purchase arrangements having deferred payment terms longer than terms customary on the market) having the financial effect of a borrowing;

(vii)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (fair value) shall be taken into account);

(viii)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(ix)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (i) to (viii) above.
“Final Availability Date” means 30 December 2018.
“Fixed Rate” means an annual interest rate determined by the Bank in accordance with the applicable principles from time to time laid down by the governing bodies of the Bank for loans made at a fixed rate of interest, denominated in the currency of the Tranche and bearing equivalent terms for the repayment of capital and the payment of interest. Fixed Rate shall include the Margin.

“Fixed Rate Tranche” means a Tranche on which Fixed Rate is applied.
“Floating Rate” means a fixed-spread floating interest rate, that is to say an annual interest rate determined by the Bank for each successive Floating Rate Reference Period equal to the Relevant Interbank Rate plus the Spread.
“Floating Rate Reference Period” means each period from one Payment Date to the next relevant Payment Date; the first Floating Rate Reference Period shall commence on the date of disbursement of the Tranche.
“Floating Rate Tranche” means a Tranche on which Floating Rate is applied.
“GAAP” means generally accepted accounting principles in the country of incorporation of each Borrower, including US GAAP.
“Group” means the Parent and its Subsidiaries.
“Illegal Activities” means any of the following illegal activities or activities carried out for illegal purposes: tax evasion, tax fraud, fraud, corruption, coercion, collusion, obstruction, money laundering, financing of terrorism, organised crime or any illegal activity that may affect the financial interests of the EU, according to applicable laws.
“Indemnifiable Prepayment Event” means a Prepayment Event other than those specified in Articles 4.03A(2) or 4.03A(5).
“Interest Revision/Conversion” means the determination of new financial conditions relative to the interest rate, specifically the same interest rate basis (“revision”) or a different interest rate basis (“conversion”) which can be offered for the remaining term of a Tranche or until a next Interest Revision/Conversion Date, if any, for an amount which, at the proposed Interest Revision/Conversion Date, is not less than EUR 10,000,000.00 (ten million euros) or the equivalent thereof.
“Interest Revision/Conversion Date” means the date, which shall be a Payment Date, specified by the Bank pursuant to Article 1.02 C in the Disbursement Notice or pursuant to Article 3 and Schedule G.
“Interest Revision/Conversion Proposal” means a proposal made by the Bank under Schedule G.
“Interest Revision/Conversion Request” means a written notice from the Borrowers, delivered at least 75 (seventy-five) days before an Interest Revision/Conversion Date, requesting the Bank to submit to it an Interest Revision/Conversion Proposal. The Interest Revision/Conversion Request shall also specify:

(i)	Payment Dates chosen in accordance with the provisions of Article 3.01;

(ii)	the preferred repayment schedule chosen in accordance with Article 4.01; and

(iii)	any further Interest Revision/Conversion Date chosen in accordance with Article 3.01.
“LIBOR” has the meaning given to it in Schedule B.
“Loan” means the aggregate amount of Tranches disbursed from time to time by the Bank under this Contract.
“Margin” means the component of the rate of interest quantified in Article 3.01.
“Market Disruption Event” means any of the following circumstances:

(a)	there are, in the reasonable opinion of the Bank, events or circumstances adversely affecting the Bank’s access to its sources of funding;

(b)
in the opinion of the Bank, funds are not available from its ordinary sources of funding in order to adequately fund a Tranche in the relevant currency and/or for the relevant maturity and/or in relation to the reimbursement profile of such Tranche;

(c)	in relation to a Tranche in respect of which interest is or would be payable at Floating Rate:

(A)
the cost to the Bank of obtaining funds from its sources of funding, as determined by the Bank, for a period equal to the Floating Rate Reference Period of such Tranche (i.e. in the money market) would be in excess of the applicable Relevant Interbank Rate;

or

(B)
the Bank determines that adequate and fair means do not exist for ascertaining the applicable Relevant Interbank Rate for the relevant currency of such Tranche or it is not possible to determine the Relevant Interbank Rate in accordance with the definition contained in Schedule B.

“Material Adverse Change” in relation to a Borrower and/or any of its Subsidiaries, any event or change of condition, as compared with the condition at the date of this Contract, affecting respectively that Borrower and/or any of its Subsidiaries, which, in the reasonable opinion of the Bank, has a material adverse effect on:

(i)	the ability of any Borrower and/or any of its Subsidiaries to perform its obligations under this Contract;

(ii)	the business, operations, property, condition (financial or otherwise) or prospects of any Borrower and/or any of its Subsidiaries or the Group as a whole; or

(iii)	the legality, validity or enforceability of, or the effectiveness or ranking of, or the value of any Security granted to the Bank, or the rights or remedies of the Bank under this Contract.
“Maturity Date” means the last repayment date of a Tranche specified pursuant to Article 4.01A(b)(iv).
“Notified Tranche” means a Tranche in respect of which the Bank has issued a Disbursement Notice.
“Payment Date” means: the annual, semi-annual or quarterly dates specified in the Disbursement Notice until the Interest Revision/Conversion Date, if any, or until the Maturity Date, save that, in case any such date is not a Relevant Business Day, it means:

(a)	for a Fixed Rate Tranche, the following Relevant Business Day, without adjustment to the interest due under Article 3.01; and

(b)
for a Floating Rate Tranche, the next day, if any, of that calendar month that is a Relevant Business Day or, failing that, the nearest preceding day that is a Relevant Business Day, in all cases with corresponding adjustment to the interest due under Article 3.01.

“Permitted Receivables Disposal” means (i) any factoring programme with recourse (pro solvendo) or without recourse (pro soluto) of receivables of the Group which are already concluded at date of signature of this Contract; and/or (ii) any securitisation and/or factoring programme of the receivables of the Group previously consented by the Bank, such consent not to be unreasonably withheld.
“Prepayment Amount” means the amount of a Tranche to be prepaid by the Borrowers in accordance with Article 4.02A.
“Prepayment Date” means the date, which shall be a Payment Date, on which the Borrowers propose to effect prepayment of a Prepayment Amount.
“Prepayment Event” means any of the events described in Article 4.03A.
“Prepayment Indemnity” means in respect of any principal amount to be prepaid or cancelled, the amount communicated by the Bank to the Borrowers as the present value (as of the Prepayment Date) of the excess, if any, of:

(a)
the interest net of the Margin that would accrue thereafter on the Prepayment Amount over the period from the Prepayment Date to the Interest Revision/Conversion Date, if any, or the Maturity Date if it were not prepaid; over

(b)	the interest that would so accrue over that period, if it were calculated at the Redeployment Rate, less 0.15% (15 basis points).

The said present value shall be calculated at a discount rate equal to the Redeployment Rate, applied as of each relevant Payment Date.
“Prepayment Notice” means a written notice from the Bank to the Borrowers in accordance with Article 4.02C.
“Prepayment Request” means a written request from a Borrower to the Bank to prepay all or part of the Loan, in accordance with Article 4.02A.
“Project” has the meaning given to it in Recital (1).
“Redeployment Rate” means the Fixed Rate excluding the Margin in effect on the day of the indemnity calculation for fixed-rate loans denominated in the same currency and which shall have the same terms for the payment of interest and the same repayment profile to the Interest Revision/Conversion Date, if any, or the Maturity Date as the Tranche in respect of which a prepayment is proposed or requested to be made. For those cases where the period is shorter than 48 (forty-eight)months (or 36 (thirty-six) months in the absence of a repayment of principal during that period), the most closely corresponding money market rate equivalent will be used, that is the Relevant Interbank Rate minus 0.125% (12.5 basis points) for periods of up to 12 (twelve) months. For periods falling between 12 (twelve) and 36/48 (thirty-six/forty-eight) months, as the case may be, the bid point on the swap rates as published by Reuters for the related currency and observed by the Bank at the time of calculation will apply.
“Relevant Business Day” means:

(a)
for EUR, a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007 (TARGET2) is open for the settlement of payments in EUR; and

(b)	for any other currency, a day on which banks are open for general business in the principal domestic financial centre of the relevant currency.
“Relevant Interbank Rate” means:
EURIBOR for a Tranche denominated in EUR; and
LIBOR for a Tranche denominated in USD.
“Scheduled Disbursement Date” means the date on which a Tranche is scheduled to be disbursed in accordance with Article 1.02C.
“Security” means any mortgage, pledge, lien, charge, hypothecation, assignment by way of security (cessione dei crediti in garanzia) or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Spread” means the fixed spread to the Relevant Interbank Rate (being either plus or minus) determined by the Bank including the Margin and notified to the Borrowers in the relevant Disbursement Notice or Interest Revision/Conversion Proposal.
“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital (which gives rise to voting rights) of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation, and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs, exercise a dominant influence over it and/or to control the composition of its board of directors or equivalent body and is fully consolidated in the consolidated financial statements on a line-by-line basis for such period.
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“Technical Description” has the meaning given to it in Recital (1).

“Tranche” means each disbursement made or to be made under this Contract. In case no Disbursement Notice has been delivered, Tranche shall mean a Tranche as requested under Article 1.02 B.
“USD” means the lawful currency of the United States of America.
“US GAAP” means generally accepted accounting principles in the United States of America, as promulgated, from time to time, by the Financial Accounting Standards Board.

ARTICLE 1
Credit and Disbursements

1.01	Amount of Credit
By this Contract the Bank establishes in favour of the Borrowers, and the Borrowers accept, the credit in an amount of EUR 100,000,000.00 (one hundred million euros) for the financing of the Project (the “Credit”).

1.02    Disbursement procedure

1.02A	Tranches
The Bank shall disburse the Credit in up to 2 (two) Tranches. The amount of each Tranche, if not being the undrawn balance of the Credit, shall be in a minimum amount of EUR 50,000,000.00 (fifty million euros) or its equivalent in USD (US Dollars).

1.02B	Disbursement Request

(a)
Each of the Borrowers may present to the Bank a Disbursement Request for the disbursement of a Tranche, such Disbursement Request to be received at the latest 15 (fifteen) days before the Final Availability Date. The Disbursement Request shall be in the form set out in Schedule C and shall specify:

(i)	the amount and currency of the Tranche;

(ii)
the preferred disbursement date for the Tranche; such preferred disbursement date must be a Relevant Business Day falling at least 15 (fifteen) days after the date of the Disbursement Request and, in any event, on or before the Final Availability Date, it being understood that notwithstanding the Final Availability Date the Bank may disburse the Tranche up to 4 (four) calendar months from the date of the Disbursement Request;

(iii)	whether the Tranche is a Fixed Rate Tranche or a Floating Rate Tranche, each pursuant to the relevant provisions of Article 3.01;

(iv)	the preferred interest payment periodicity for the Tranche, chosen in accordance with Article 3.01;

(v)	the preferred terms for repayment of principal for the Tranche, chosen in accordance with Article 4.01;

(vi)	the preferred first and last dates for repayment of principal for the Tranche;

(vii)	the Borrowers’ choice of Interest Revision/Conversion Date, if any, for the Tranche;

(viii)	the IBAN code (or appropriate format in line with local banking practice) and SWIFT BIC of the bank account to which disbursement of the Tranche should be made in accordance with Article 1.02.D.

(b)	If the Bank, following a request by any of the Borrowers, has provided that Borrower, before the submission of the Disbursement Request, with a non‑binding fixed interest rate or spread quotation to be applicable to the Tranche, that Borrower may also at its discretion specify in the Disbursement Request such quotation, that is to say:

(i)	in the case of a Fixed Rate Tranche, the aforementioned fixed interest rate previously quoted by the Bank; or

(ii)	in the case of a Floating Rate Tranche, the aforementioned spread previously quoted by the Bank, applicable to the Tranche until the Maturity Date or until the Interest Revision/Conversion Date, if any.

(c)
Each Disbursement Request shall be accompanied by evidence of the authority of the person or persons authorised to sign it and the specimen signature of such person or persons or a declaration by the relevant Borrower that no change has occurred in relation to the authority of the person or persons authorised to sign Disbursement Requests under this Contract.

(d)	Subject to Article 1.02.C(b), each Disbursement Request is irrevocable.

1.02C    Disbursement Notice

(a)
Not less than 10 (ten) days before the proposed Scheduled Disbursement Date of a Tranche the Bank shall, if the Disbursement Request conforms to this Article 1.02, deliver to the relevant Borrower a Disbursement Notice which shall specify:

(i)	the currency, the amount and EUR equivalent of the Tranche;

(ii)	the Scheduled Disbursement Date;

(iii)	the interest rate basis for the Tranche, being: (i) a Fixed Rate Tranche; or (ii) a Floating Rate Tranche all pursuant to the relevant provisions of Article 3.01;

(iv)	the first interest Payment Date and the periodicity for the payment of interest for the Tranche;

(v)	the terms for repayment of principal for the Tranche;

(vi)	the first and last dates for repayment of principal for the Tranche;

(vii)	the applicable Payment Dates for the Tranche;

(viii)	the Interest Revision/Conversion Date, if requested by any Borrower, for the Tranche; and

(ix)	for a Fixed Rate Tranche the Fixed Rate and for a Floating Rate Tranche the Spread applicable to the Tranche until the Interest Revision/Conversion Date, if any or until Maturity Date.

(b)
If one or more of the elements specified in the Disbursement Notice does not reflect the corresponding element, if any, in the Disbursement Request, the relevant Borrower may following receipt of the Disbursement Notice revoke the Disbursement Request by written notice to the Bank to be received no later than 12h00 Luxembourg time on the next Business Day and thereupon the Disbursement Request and the Disbursement Notice shall be of no effect. If the relevant Borrower have not revoked in writing the Disbursement Request within such period, such Borrower will be deemed to have accepted all elements specified in the Disbursement Notice.

(c)
If the relevant Borrower has presented to the Bank a Disbursement Request in which such Borrower has not specified the fixed interest rate or spread as set out in Article 1.02.B(b), such Borrower will be deemed to have agreed in advance to the Fixed Rate or Spread as subsequently specified in the Disbursement Notice.

1.02D	Disbursement Account
Disbursement shall be made to the account of the relevant Borrower as that Borrower shall notify in writing to the Bank not later than 15 (fifteen) days before the Scheduled Disbursement Date (with IBAN code or with the appropriate format in line with local banking practice).

Only one account may be specified for each Tranche.

1.03	Currency of disbursement
The Bank shall disburse each Tranche in EUR or USD.
For the calculation of the sums available to be disbursed in USD, and to determine their equivalent in EUR, the Bank shall apply the rate published by the European Central Bank in Frankfurt, available on or shortly before submission of the Disbursement Notice as the Bank shall decide.

1.04	Conditions of disbursement

1.04A	First Tranche
The disbursement of the first Tranche under Article 1.02 is conditional upon receipt by the Bank, in form and substance satisfactory to it, on or before the date falling 5 (five) Business Days before the Scheduled Disbursement Date, of the following documents or evidence:

(a)
evidence that the execution of this Contract by the Borrowers has been duly authorised and that the person or persons signing this Contract on behalf of each of the Borrowers is/are duly authorised to do so together with the specimen signature of each such person or persons;

(b)	evidence that the Borrowers have obtained all necessary Authorisations, required in connection with this Contract and the Project;

(c)
legal opinions issued by the external legal counsel of the Borrowers (at the cost of the Borrowers) on (i) the due incorporation, capacity and corporate authorizations of each of the Borrowers; (iii) valid choice of English law, valid choice of jurisdiction and recognition of English judgments in any proceedings taken in England, Italy or France and legal, valid, binding and enforceable obligations as a matter of English, Italian or France law of the Borrowers under this Contract (iii) on the legal, valid, binding and enforceable obligations by each of the Borrowers under this Contract in accordance with their respective law of their jurisdiction of incorporation;

(d)	legal memorandum by the external legal counsel of the Borrowers (at the cost of the Borrowers) on the execution of this Contract by the French Subsidiary as Co-debtor;

(e)	evidence that any process agent referred to in Article 11.03 has accepted its appointment;

(f)	evidence of compliance by the relevant Borrower with the financial covenants pursuant to Article 6.07;

(g)	evidence of payment of the appraisal fee in full pursuant to Article 1.08.

1.04B	All Tranches
The disbursement of each Tranche under Article 1.02, including the first, is subject to the following conditions:

(a)
that the Bank has received, in form and substance satisfactory to it, on or before the date falling 5 (five) Business Days before the Scheduled Disbursement Date for the proposed Tranche, of the following documents or evidence:

(i)
a certificate from each Borrower in the form of Schedule D.1, signed by an authorised representative of each Borrower and dated no earlier than the date falling 15 (fifteen) days before the Scheduled Disbursement Date;

(ii)
a copy of any other authorisation or other document, opinion or assurance which the Bank has notified the Parent is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, this Contract or the validity and enforceability of the same.

(b)	that on the Disbursement Date for the proposed Tranche:

(i)	the representations and warranties which are repeated pursuant to Article 6.15 are correct in all material respects; and

(ii)	no event or circumstance which constitutes or would with the passage of time or giving of notice under this Contract constitute:

(aa)	an Event of Default, or

(bb)	a Prepayment Event,
has occurred and is continuing unremedied or unwaived or would result from the disbursement of the proposed Tranche.

1.05	Deferment of disbursement

1.05A	Grounds for deferment
Upon the written request of the relevant Borrower, the Bank shall defer the disbursement of any Notified Tranche in whole or in part to a date specified by the relevant Borrower being a date falling not later than 6 (six) months from its Scheduled Disbursement Date and not later than 60 (sixty) days prior to the first repayment date of the Tranche indicated in the Disbursement Notice. In such case, the relevant Borrower shall pay the Deferment Indemnity calculated on the amount of disbursement deferred.
Any request for deferment shall have effect in respect of a Tranche only if it is made at least 5 (five) Business Days before its Scheduled Disbursement Date.
If for a Notified Tranche any of the conditions referred to in Article 1.04 is not fulfilled as at the specified date and at the Scheduled Disbursement Date (or the date expected for disbursement in case of a previous deferment), disbursement will be deferred to a date agreed between the Bank and the relevant Borrower falling not earlier than 5 (five) Business Days following the fulfilment of all conditions of disbursement (without prejudice to the right of the Bank to suspend and/or cancel the undisbursed portion of the Credit in whole or in part pursuant to Article 1.06B). In such case, the relevant Borrower shall pay the Deferment Indemnity calculated on the amount of disbursement deferred.

1.05B	Cancellation of a disbursement deferred by 6 (six) months
The Bank may, by notice in writing to the relevant Borrower, cancel a disbursement which has been deferred under Article 1.05A by more than 6 (six) months in aggregate. The cancelled amount shall remain available for disbursement under Article 1.02.

1.06	Cancellation and suspension

1.06A	Borrowers’ right to cancel
The Parent, on behalf of the Borrowers, may at any time by notice in writing to the Bank cancel, in whole or in part and with immediate effect, the undisbursed portion of the Credit. However, the notice shall have no effect in respect of (i) a Notified Tranche which has a Scheduled Disbursement Date falling within 5 (five) Business Days of the date of the notice or (ii) a Tranche in respect of which a Disbursement Request has been submitted but no Disbursement Notice has been issued.

1.06B	Bank’s right to suspend and cancel

(a)	The Bank may, by notice in writing to the Parent, on behalf of the Borrowers, suspend and/or cancel the undisbursed portion of the Credit in whole or in part at any time and with immediate effect:

(i)
upon the occurrence of a Prepayment Event or an Event of Default or an event or circumstance which would with the passage of time or giving of notice under this Contract constitute a Prepayment Event or an Event of Default; or

(ii)	if a Material Adverse Change occurs.

(b)	The Bank may also suspend the portion of the Credit in respect of which it has not issued a Disbursement Notice with immediate effect in the case that a Market Disruption Event occurs.

(c)	Any suspension shall continue until the Bank ends the suspension or cancels the suspended amount.

1.06C	Indemnity for suspension and cancellation of a Tranche

1.06C(1)	SUSPENSION
If the Bank suspends a Notified Tranche, whether upon an Indemnifiable Prepayment Event or an Event of Default or upon the occurrence of a Material Adverse Change, the relevant Borrower, shall pay to the Bank the Deferment Indemnity calculated on the amount of disbursement suspended.

1.06C(2)	CANCELLATION
If pursuant to Article 1.06A, any of the Borrowers cancels:

(a)	a Fixed Rate Tranche which is a Notified Tranche, it shall indemnify the Bank under Article 4.02B;

(b)	a Floating Rate Notified Tranche or any part of the Credit other than a Notified Tranche, no indemnity is payable.
If the Bank cancels:

(i)
a Fixed Rate Tranche which is a Notified Tranche upon an Indemnifiable Prepayment Event or upon the occurrence of a Material Adverse Change or pursuant to Article 1.05B, the relevant Borrower shall pay to the Bank the Prepayment Indemnity; or

(ii)	a Notified Tranche upon an Event of Default, the relevant Borrower shall indemnify the Bank under Article 10.03.
Save in these cases, no indemnity is payable upon cancellation of a Tranche by the Bank.
The indemnity shall be calculated as if the cancelled amount had been disbursed and repaid on the Scheduled Disbursement Date or, to the extent that the disbursement of the Tranche is currently deferred or suspended, on the date of the cancellation notice.

1.07    Cancellation after expiry of the Credit
On the day following the Final Availability Date, and unless otherwise specifically agreed to in writing by the Bank, the part of the Credit in respect of which no Disbursement Request has been made in accordance with Article 1.02B shall be automatically cancelled, without any notice being served by the Bank to the Borrowers and without liability arising on the part of the Parties.

1.08	Appraisal fee
The Parent, on behalf of the Borrowers, shall pay or cause to be paid to the Bank within the earlier of (i) 30 September 2017 and (ii) the date of disbursement of the first Tranche an appraisal fee in respect of the appraisal conducted by the Bank in relation to the Project. The amount of the appraisal fee is EUR 120,000.00 (one hundred twenty thousand euros). The Parent, on behalf of the Borrowers, authorises the Bank to retain out of the first Tranche an amount equal to the appraisal fee and such amount so retained by the Bank shall be treated as having been disbursed by the Bank in payment of the appraisal fee.

1.09	Non-utilisation fee
The Parent, on behalf of the Borrowers, shall pay to the Bank a non-utilisation fee calculated on the daily undrawn un-cancelled balance of the Credit from the date falling 12 (twelve) months from the date of the Contract at a rate of 0.10% (ten basis points) per annum, the accrued non-utilisation fee being payable:

(a)	on each 1 June, 1 September, 1 December and 1 March of each year; and

(b)	on the Final Availability Date; or, if the Credit is cancelled in full under Article 1.06 prior to the Final Availability Date, on the date of cancellation.
If the date on which the non-utilisation fee is due to be paid is not a Relevant Business Day, payment shall be made on the next day, if any, of that calendar month that is a Relevant Business Day or, failing that, the nearest preceding day that is a Relevant Business Day, in all cases with a corresponding adjustment to the amount of non-utilisation fee due.

1.10	Sums due under Article 1
Sums due under Articles 1.05 and 1.06 shall be payable in EUR or in the currency of the Tranche concerned. They shall be payable within 15 (fifteen) days of the Borrowers’ receipt of the Bank’s demand or within any longer period specified in the Bank’s demand.

1.11	Co-debtorship: joint and several liability
Each Co-debtor is jointly and severally liable for all amounts due by the other Co-debtors under this Contract and for all the relevant obligations of the other Co-debtors under this Contract.

ARTICLE 2
The Loan

2.01	Amount of Loan
The Loan shall comprise the aggregate amount of Tranches disbursed by the Bank under the Credit, as confirmed by the Bank pursuant to Article 2.03.

2.02	Currency of repayment, interest and other charges
Interest, repayments and other charges payable in respect of each Tranche shall be made by the Borrowers in the currency in which the Tranche is disbursed.
Any other payment shall be made in the currency specified by the Bank having regard to the currency of the expenditure to be reimbursed by means of that payment.

2.03	Confirmation by the Bank
Within 10 (ten) days after disbursement of each Tranche, the Bank shall deliver to the relevant Borrower the amortisation table referred to in Article 4.01, if appropriate, showing the Disbursement Date, the currency, the amount disbursed, the repayment terms and the interest rate of and for that Tranche.

ARTICLE 3
Interest

3.01	Rate of interest
For the purposes of this Contract “Margin” means 68 basis points (0,68%).
Fixed Rates and Spreads are available for periods of not less than 4 (four) years or, in the absence of a repayment of principal during that period, not less than 3 (three) years.

3.01A	Fixed Rate Tranches
The relevant Borrower shall pay interest on the outstanding balance of each Fixed Rate Tranche at the Fixed Rate quarterly, semi-annually or annually in arrears on the relevant Payment Dates as specified in the Disbursement Notice, commencing on the first such Payment Date following the Disbursement Date of the Tranche. If the period from the Disbursement Date to the first Payment Date is 15 (fifteen) days or less than the payment of interest accrued during such period shall be postponed to the following Payment Date.
Interest shall be calculated on the basis of Article 5.01(a).

3.01B    Floating Rate Tranches
The relevant Borrower shall pay interest on the outstanding balance of each Floating Rate Tranche at the Floating Rate quarterly, semi-annually or annually in arrears on the relevant Payment Dates, as specified in the Disbursement Notice commencing on the first such Payment Date following the Disbursement Date of the Tranche. If the period from the Disbursement Date to the first Payment Date is 15 (fifteen) days or less than the payment of interest accrued during such period shall be postponed to the following Payment Date.
The Bank shall notify the Floating Rate to the relevant Borrower within 10 (ten) days following the commencement of each Floating Rate Reference Period.
If pursuant to Articles 1.05 and 1.06 disbursement of any Floating Rate Tranche takes place after the Scheduled Disbursement Date the Relevant Interbank Rate applicable to the first Floating Rate Reference Period shall apply as though the disbursement had been made on the Scheduled Disbursement Date.
Interest shall be calculated in respect of each Floating Rate Reference Period on the basis of Article 5.01(b). If the Floating Rate for any Floating Rate Reference Period is below zero, it will be set at zero.

3.01 C	Revision or Conversion of Tranches
Where the relevant Borrower exercises an option to revise or convert the interest rate basis of a Tranche, it shall, from the effective Interest Revision/Conversion Date (in accordance with the procedure set out in Schedule G) pay interest at a rate determined in accordance with the provisions of Schedule G.

3.02	Interest on overdue sums
Without prejudice to Article 10 and by way of exception to Article 3.01, if any of the Borrowers fails to pay any amount payable by it under this Contract on its due date, interest shall accrue on any overdue amount payable under the terms of this Contract from the due date to the date of actual payment at an annual rate equal to:

(i)	for overdue sums related to Floating Rate Tranches, the applicable Floating Rate plus 2% (200 basis points);

(ii)	for overdue sums related to Fixed Rate Tranches, the higher of (a) the applicable Fixed Rate plus 2% (200 basis points) or (b) the Relevant Interbank Rate plus 2% (200 basis points);

(iii)	for overdue sums other than under (i) or (ii) above, the Relevant Interbank Rate plus 2% (200 basis points)
and shall be payable in accordance with the demand of the Bank. For the purpose of determining the Relevant Interbank Rate in relation to this Article 3.02, the relevant periods within the meaning of Schedule B shall be successive periods of one month commencing on the due date.

If the overdue sum is in a currency other than the currency of the Loan, the following rate per annum shall apply, namely the relevant interbank rate that is generally retained by the Bank for transactions in that currency plus 2% (200 basis points), calculated in accordance with the market practice for such rate.

3.03	Market Disruption Event
If at any time (i) from the issuance by the Bank of the Disbursement Notice in respect of a Tranche, and (ii) until the date falling 30 (thirty) calendar days for Tranches, prior to the Scheduled Disbursement Date, a Market Disruption Event occurs, the Bank may notify to the relevant Borrower that this clause has come into effect. In such case, the following rules shall apply:

(a)
In the case of a Notified Tranche to be disbursed in EUR or USD, the rate of interest applicable to such Notified Tranche until the Maturity Date or the Interest Revision/Conversion Date if any, shall be the percentage rate per annum which is the sum of:

-	the Margin and

-
the rate (expressed as a percentage rate per annum) which is determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank.

Each of the Borrowers shall have the right to refuse in writing such disbursement within the deadline specified in the notification and shall bear charges incurred as a result, if any, in which case the Bank shall not make the disbursement and the corresponding Credit shall remain available for disbursement under Article 1.02B. If the Borrowers do not refuse the disbursement in time, the parties agree that the disbursement and the conditions thereof shall be fully binding for both parties.

(b)
In the case of a Notified Tranche to be disbursed in a currency other than EUR or USD, the Bank shall notify to the Borrowers the EUR equivalent to be disbursed on the Scheduled Disbursement Date and the relevant percentage rate as described above under paragraph (a) applicable to the Tranche until the Maturity Date or the Interest Revision/Conversion Date if any. The Borrowers shall have the right to refuse in writing such disbursement within the deadline specified in the notification and shall bear charges incurred as a result, if any, in which case the Bank shall not make the disbursement and the corresponding portion of the Credit shall remain available for disbursement under Article 1.02.B. If the Borrowers do not refuse the disbursement in time, the parties agree that the disbursement in EUR and the conditions thereof shall be fully binding for both parties.

(c)	In each of the cases (a) or (b), above, the Spread or Fixed Rate previously notified by the Bank in the Disbursement Notice shall no longer be applicable.

ARTICLE 4
Repayment

4.01	Repayment by instalment

(a)
Each Borrower shall repay each Tranche by instalments on the Payment Dates specified in the relevant Disbursement Notice in accordance with the terms of the amortisation table delivered pursuant to Article 2.03.

(b)	Each amortisation table shall be drawn up on the basis that:

(i)
in the case of a Fixed Rate Tranche without an Interest Revision/Conversion Date, repayment shall be made annually, semi-annually or quarterly by equal instalments of principal or constant instalments of principal and interest;

(ii)	in the case of a Fixed Rate Tranche, with an Interest Revision/Conversion Date or a Floating Rate Tranche, repayment shall be made by equal annual, semi-annual or quarterly instalments of principal;

(iii)	the first repayment date of each Tranche shall be a Payment Date falling not earlier than 60 (sixty) days from the Scheduled Disbursement Date and not later than the first Payment Date immediately following the second anniversary of the Scheduled Disbursement Date of the Tranche; and

(iv)	the last repayment date of each Tranche shall be a Payment Date falling not earlier than 4 (four) years and not later than 8 (eight) years from the Scheduled Disbursement Date.

4.02	Voluntary prepayment

4.02A	Prepayment option
Subject to Articles 4.02B, 4.02C and 4.04, a Borrower may prepay all or part of any Tranche, together with accrued interest and indemnities if any, upon giving a Prepayment Request with at least 1 (one) month's prior notice specifying (i) the Prepayment Amount, (ii) the Prepayment Date, (iii) if applicable, the choice of application method of the Prepayment Amount in line with Article 5.05(c)(i) and (iii) the contract number (“FI nr”) mentioned on the cover page of this Contract.
Subject to Article 4.02C the Prepayment Request shall be binding and irrevocable.

4.02B	Prepayment indemnity

4.02B(1)	FIXED RATE TRANCHE
If any of the Borrowers prepays a Fixed Rate Tranche, that Borrower shall pay to the Bank on the Prepayment Date the Prepayment Indemnity in respect of the Fixed Rate Tranche which is being prepaid.

4.02B(2)	FLOATING RATE TRANCHE
Any Borrower may prepay a Floating Rate Tranche without indemnity on any relevant Payment Date.

4.02B(3)	NO INDEMNITY
Unless the relevant Borrower have accepted in writing a Fixed Rate in respect of an Interest Revision/Conversion Proposal pursuant to Schedule G, prepayment of a Tranche on their Interest Revision/Conversion Date as notified under Article 1.02C(a)(viii), or in accordance with Schedule C.1 or G, as the case may be, may be effected without indemnity.

4.02C	Prepayment mechanics
Upon presentation by a Borrower to the Bank of a Prepayment Request, the Bank shall issue a Prepayment Notice to the Borrowers, not later than 15 (fifteen) days prior to the Prepayment Date. The Prepayment Notice shall specify the Prepayment Amount, the accrued interest due thereon, the Prepayment Indemnity payable under Article 4.02B or, as the case may be, that no indemnity is due, the method of application of the Prepayment Amount and the Acceptance Deadline.
If the relevant Borrower accepts the Prepayment Notice no later than by the Acceptance Deadline, it shall effect the prepayment. In any other case, the Borrowers may not effect the prepayment.
The relevant Borrower shall accompany the prepayment by the payment of accrued interest and indemnity, if any, due on the Prepayment Amount, as specified in the Prepayment Notice.

4.03    Compulsory prepayment

4.03A	Prepayment Events

4.03A(1)	PROJECT COST REDUCTION
If the total cost of the Project falls below the figure stated in Recital (2) so that the amount of the Credit exceeds

(a)	50% (fifty per cent); and/or

(b)	when aggregated with the amount of any other funds from the European Union made available for the Project, 90% (ninety per cent)
of such total cost of the Project, the Bank may forthwith, by notice to the Borrowers, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan up to the amount by which the Credit exceeds the limits referred to in (a) or (b) above. The Borrowers shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.
4.03A(2)    PARI PASSU TO NON-EIB FINANCING
If any of the Borrowers (or any other member of the Group) voluntarily prepays (for the avoidance of doubt, prepayment shall include a repurchase or cancellation where applicable) a part or the whole of any Non-EIB Financing and:

-	such prepayment is not made within a revolving credit facility (save for the cancellation of the revolving credit facility);

-	such prepayment is not made out of the proceeds of a loan or other indebtedness having a term at least equal to the unexpired term of the Non-EIB Financing prepaid, the Bank may, by notice to the Borrowers, cancel the undisbursed portion of the Credit and demand prepayment of the Loan. The proportion of the Loan that the Bank may require to be prepaid shall be the same as the proportion that the prepaid amount of the Non-EIB Financing bears to the aggregate outstanding amount of all Non-EIB Financing.
The relevant Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.
For the purposes of this Article, “Non-EIB Financing” includes any loan, (save for the Loan and any other direct loans from the Bank to the Borrowers (or any other member of the Group)), credit bond or other form of financial indebtedness or any obligation for the payment or repayment of money originally granted to the Borrowers (or any other member of the Group)) for a term of more than 3 (three) years.
4.03A(3)    CHANGE OF CONTROL
Each of the Borrowers shall promptly inform the Bank if a Change-of-Control Event has occurred or is likely to occur in respect of itself (or, in case of the Parent, in respect of any Borrower). At any time after the occurrence of a Change-of-Control Event, the Bank may, by notice to the Borrowers, cancel the undisbursed portion of the Credit and demand prepayment of the Loan, together with accrued interest and all other amounts accrued or outstanding under this Contract.
In addition, if the Borrowers have informed the Bank that a Change-of-Control Event is about to occur, or if the Bank has reasonable cause to believe that a Change-of-Control Event is about to occur, the Bank may request that the Borrowers consult with it. Such consultation shall take place within 30 (thirty) days from the date of the Bank’s request. After the earlier of (a) the lapse of 30 (thirty) days from the date of such request for consultation, or (b) at any time thereafter, upon the occurrence of the anticipated Change-of-Control Event the Bank may, by notice to the Borrowers, cancel the undisbursed portion of the Credit and demand prepayment of the Loan, together with accrued interest and all other amounts accrued or outstanding under this Contract.
The Borrowers shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.
For the purposes of this Article:

(a)	a “Change-of-Control Event” occurs if:

(i)	any person or group of persons acting in concert gains control of the Parent or of the entity directly or ultimately controlling the Parent;

(ii)	the Parent ceases to be the beneficial owner directly or indirectly through wholly owned subsidiaries of more than 50% (fifty per cent) of the issued share capital of the French Subsidiary; or

(iii)	the Parent ceases to be the beneficial owner directly or indirectly through wholly owned subsidiaries of more than 50% (fifty per cent) of the issued share capital of the Italian Subsidiary;

(b)	“acting in concert” means acting together pursuant to an agreement or understanding (whether formal or informal); and

(c)	“control” means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise.

4.03A(4)	CHANGE OF LAW
The Borrowers shall promptly inform the Bank if a Change-of-Law Event has occurred or is likely to occur. In such case, or if the Bank has reasonable cause to believe that a Change-of-Law Event has occurred or is about to occur, the Bank may request that the Borrowers consult with it. Such consultation shall take place within 30 (thirty) days from the date of the Bank’s request. If, after the lapse of 30 (thirty) days from the date of such request for consultation the Bank is of the reasonable opinion that the effects of the Change-of-Law Event cannot be mitigated to its satisfaction, the Bank may by notice to any of the Borrowers, cancel the undisbursed portion of the Credit and demand prepayment of the Loan, together with accrued interest and all other amounts accrued or outstanding under this Contract.
The Borrowers shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.
For the purposes of this Article “Change-of-Law Event” means the enactment, promulgation, execution or ratification of or any change in or amendment to any law, rule or regulation (or in the application or official interpretation of any law, rule or regulation) that occurs after the date of this Contract and which, in the opinion of the Bank, would materially impair any of the Borrowers' ability to perform their obligations under this Contract.
4.03A(5)    ILLEGALITY
If it becomes unlawful in any applicable jurisdiction for the Bank to perform any of its obligations as contemplated in this Contract or to fund or maintain the Loan, the Bank shall promptly notify the Borrowers and the Bank may immediately (i) suspend or cancel the undisbursed portion of the Credit and/or (ii) demand prepayment of the Loan, together with accrued interest and all other amounts accrued or outstanding under this Contract on the date indicated by the Bank in its notice to the Borrowers.

4.03B	Prepayment mechanics
Any sum demanded by the Bank pursuant to Article 4.03A, together with any interest or other amounts accrued or outstanding under this Contract including, without limitation, any indemnity due under Article 4.03C and Article 4.04, shall be paid on the date indicated by the Bank in its notice of demand.

4.03C    Prepayment indemnity
In the case of an Indemnifiable Prepayment Event, the indemnity, if any, shall be determined in accordance with Article 4.02B.

4.04	General
A repaid or prepaid amount may not be reborrowed. This Article 4 shall not prejudice Article 10.

If any Borrower prepays a Tranche on a date other than a relevant Payment Date, that Borrower shall indemnify the Bank in such amount as the Bank shall certify is required to compensate it for receipt of funds otherwise than on a relevant Payment Date.

ARTICLE 5
Payments

5.01	Day count convention
Any amount due by way of interest, indemnity or fee from a Borrower under this Contract, and calculated in respect of a fraction of a year, shall be determined on the following respective conventions:

(a)	in respect of interest and indemnities due under a Fixed Rate Tranche, a year of 360 (three hundred and sixty) days and a month of 30 (thirty) days;

(b)	in respect of interest and indemnities due under a Floating Rate Tranche, a year of 360 (three hundred and sixty) days and the number of days elapsed;

(c)	in respect of fees, a year of 360 (three hundred and sixty) days and the number of days elapsed.

5.02	Time and place of payment
Unless otherwise specified in this Contract or in the Bank’s demand, all sums other than sums of interest, indemnity and principal are payable within 15 (fifteen) days of the relevant Borrower’s receipt of the Bank’s demand.
Each sum payable by the Borrowers under this Contract shall be paid to the relevant account notified by the Bank to the relevant Borrower. The Bank shall notify the account not less than 15 (fifteen) days before the due date for the first payment by the relevant Borrower and shall notify any change of account not less than 15 (fifteen) days before the date of the first payment to which the change applies. This period of notice does not apply in the case of payment under Article 10.
The Borrowers shall indicate in each payment made hereunder the contract number (“FI nr”) found on the cover page of this Contract.
A sum due from a Borrower shall be deemed paid when the Bank receives it.
Any disbursements by and payments to the Bank under this Contract shall be made using account(s) acceptable to the Bank. For the avoidance of doubt, any account in the name of a Borrower held with a duly authorized financial institution in the jurisdiction where that Borrower is incorporated or where the Project is undertaken is deemed acceptable to the Bank.

5.03	No set-off by the Borrowers
All payments to be made by any Borrower under this Contract shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

5.04	Disruption to Payment Systems
If either the Bank determines (in its discretion) that a Disruption Event has occurred or the Bank is notified by any of the Borrowers that a Disruption Event has occurred:

(a)
the Bank may, and shall if requested to do so by the Parent, consult with the Parent on behalf of the Borrowers with a view to agreeing with the Parent on behalf of the Borrowers such changes to the operation or administration of this Contract as the Bank may deem necessary in the circumstances;

(b)
the Bank shall not be obliged to consult with the Parent in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes; and

(c)
the Bank shall not be liable for any damages, costs or losses whatsoever arising as a result of a Disruption Event or for taking or not taking any action pursuant to or in connection with this Article 5.04.

5.05	Application of sums received

(a)	General
Sums received from a Borrower shall only discharge its payment obligations if received in accordance with the terms of this Contract.

(b)	Partial payments
If the Bank receives a payment that is insufficient to discharge all the amounts then due and payable by a Borrower under this Contract, the Bank shall apply that payment:

(i)	first, in or towards payment pro rata of any unpaid fees, costs, indemnities and expenses due under this Contract;

(ii)	secondly, in or towards payment of any accrued interest due but unpaid under this Contract;

(iii)	thirdly, in or towards payment of any principal due but unpaid under this Contract; and

(iv)	fourthly, in or towards payment of any other sum due but unpaid under this Contract.

(c)	Allocation of sums related to Tranches

(i)	In case of:

(A)	a partial voluntary prepayment of a Tranche, the Prepayment Amount shall be applied pro rata to each outstanding instalment, or, at the request of the Borrower, in inverse order of maturity,

(B)	a partial compulsory prepayment of a Tranche, the Prepayment Amount shall be applied in reduction of the outstanding instalments in inverse order of maturity.

(ii)
Sums received by the Bank following a demand under Article 10.01 and applied to a Tranche, shall reduce the outstanding instalments in inverse order of maturity. The Bank may apply sums received between Tranches at its discretion.

(iii)
In case of receipt of sums which cannot be identified as applicable to a specific Tranche, and on which there is no agreement between the Bank and the Parent on behalf of the Borrowers on their application, the Bank may apply these between Tranches at its discretion.

ARTICLE 6
Borrowers undertakings and representations

The undertakings in this Article 6 remain in force from the date of this Contract for so long as any amount is outstanding under this Contract or the Credit is in force.
A. Project undertakings

6.01	Use of Loan and availability of other funds
Each of the Borrowers shall use all amounts borrowed by it under the Loan for the execution of the Project.
Each of the Borrowers shall ensure that it has available to it the other funds listed in Recital (2) and that such funds are expended, to the extent required, on the financing of the Project.

6.02	Completion of Project
Each Borrower shall carry out the Project in accordance with the Technical Description as may be modified from time to time with the approval of the Bank, and complete it by the final date specified therein.

6.03	Increased cost of Project
If the total cost of the Project exceeds the estimated figure set out in Recital (2), the Parent on behalf of the Borrowers shall obtain the finance to fund the excess cost without recourse to the Bank, so as to enable the Project to be completed in accordance with the Technical Description. The plans for funding the excess cost shall be communicated to the Bank without delay.

6.04	Procurement procedure
Each Borrower shall purchase equipment, secure services and order works for the Project (a) in so far as they apply to it or to the Project, in accordance with European Union law in general and in particular with the relevant European Union Directives and (b) in so far as European Union Directives do not apply, by procurement procedures which, to the satisfaction of the Bank, respect the criteria of economy and efficiency and, in case of public contracts, the principles of transparency, equal treatment and non-discrimination on the basis of nationality.

6.05	Continuing Project undertakings
Each Borrower shall:

(a)	Maintenance: maintain, repair, overhaul and renew all property forming part of the Project as required to keep it in good working order;

(b)
Project assets: unless the Bank shall have given its prior consent in writing retain title to and possession of all or substantially all the assets comprising the Project or, as appropriate, replace and renew such assets and maintain the Project in substantially continuous operation in accordance with its original purpose; provided that the Bank may withhold its consent only where the proposed action would prejudice the Bank's interests as lender to the Borrowers or would render the Project ineligible for financing by the Bank under its Statute or under Article 309 of the Treaty on the Functioning of the European Union;

(c)	Insurance: insure all works and property forming part of the Project with first class insurance companies in accordance with the most comprehensive relevant industry practice;

(d)	Rights and Permits: maintain in force all rights of way or use and all Authorisations necessary for the execution and operation of the Project; and

(e)	Environment:

(i)	implement and operate the Project in compliance with Environmental Law;

(ii)	obtain and maintain requisite Environmental Approvals for the Project; and

(iii)	comply with any such Environmental Approvals.

(f)
Integrity: take, within a reasonable timeframe, appropriate measures in respect of any member of its management bodies who has been convicted by a final and irrevocable court ruling of Illegal Activities perpetrated in the course of the exercise of his/her professional duties, in order to ensure that such member is excluded from any of that Borrower’s activity in relation to the Loan or the Project.

B. General undertakings

6.06	Disposal of assets

6.06A
Each Borrower shall not (and the Parent shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

6.06B	Article 6.06A above does not apply to any sale, lease, transfer or other disposal for fair market value and at arm’s length:

(a)	made in the ordinary course of trading of the disposing entity; or

(b)	made in exchange for other assets comparable or superior as to type, value and quality; or

(c)	of obsolete or redundant vehicles, plant and equipment for cash; or

(d)	of receivables being part of Permitted Receivables Disposals; or

(e)	made with the prior written consent of the Bank;

(f)
of assets not falling within paragraphs (a), (b), (c) and (d) above, provided that over the life of the Loan the aggregate value of the disposed asset and other disposals of assets not falling within paragraphs (a), (b), (c) and (d) above, shall not exceed 10 per cent of the total assets of the Group as reported in the latest audited consolidated financial statements.

For the purposes of this Article, “dispose” and “disposal” includes any act effecting sale, transfer, lease or other disposal.

6.07	Financial Covenants
So long as any part of the Loan remains outstanding, the Parent shall ensure that all the financial ratios set out in Schedule E are fulfilled.

6.08	Limitations on distributions

6.08A	Except as permitted under Articles 6.08B and 6.08C below, no Borrower shall (and the Parent shall ensure that no member of the Group will):

(a)
declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(b)	repay or distribute any dividend or share premium reserve;

(c)
pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the direct or indirect shareholders of the Parent (other than in respect of financial services rendered by any such shareholder in the ordinary course of its business to the Parent or a Subsidiary);

(d)	redeem, repurchase or repay any of its share capital or resolve to do so; or

(e)	reduce its share capital.

6.08B	Article 6.08A. above does not apply to:

(i)
reduction of share capital when mandatorily required under articles 2446 or 2447 of the Italian civil code (or any other applicable provision of law) (provided that the share capital is simultaneously reinstated at an amount not lower than the minimum amount required by any applicable law); or

(ii)	the payment of a dividend to any of the Parent, the Italian Subsidiary, the French Subsidiary or any of their wholly-owned Subsidiaries.

6.08C	Notwithstanding paragraph A. above, the Parent may distribute dividends and/or redeem, repurchase or repay any of its share capital or resolve to do so if:

(a)	all payments by any Borrower under this Contract have been punctually made when due;

(b)	no Event of Default or Prepayment Event is continuing unremedied or unwaived; and

(c)	the Parent is in compliance with the financial covenants pursuant to Article 6.07.

6.9	Change of Business
The Parent shall procure that no substantial change is made to the general nature of the business of the Parent or the Group from that carried on at the date of signature of this Contract.

6.10	Acquisition

6.10A
No Borrower shall (and the Parent shall ensure that no other member of the Group will) acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them).

6.10B	Article 6.10A does not apply to acquisition for cash consideration of all or the majority of the issued share capital of a limited liability company but only if:

(a)	no Event of Default is continuing on the closing date for the acquisition or would occur as a result of the acquisition;

(b)	the acquired company, business or undertaking is engaged in a business substantially the same as (or ancillary or related to) that carried on by the Group; and

(c)
the consideration (including associated costs and expenses) for the acquisition and any Financial Indebtedness or other assumed actual or contingent liability in each case remaining in the acquired company (or any such business) at the date of acquisition (the “Individual Purchase Price”) (when aggregated with the consideration (including associated costs and expenses) for any other acquisition permitted under this Contract and any Financial Indebtedness or other assumed actual or contingent liability, in each case remaining in any such acquired companies or businesses at the time of acquisition (the “Total Purchase Price”) does not exceed in aggregate USD 280,000,000.00 (two hundred and eighty million US dollars) or its equivalent over the life of the Tranches.

Any acquisition whose Individual Purchase Price exceeds in aggregate USD 75,000,000.00 (seventy five million US dollars) or its equivalent will only be permitted under paragraph (c) above if the Parent has delivered to the Bank not later than 30 (thirty) Business Days before legally committing to make such acquisition a certificate signed by the Chief Executive Officer of the Parent to which is attached a copy of the latest audited accounts (or if not available, management accounts) of the target company or business.
Such certificate must give calculations showing in reasonable detail that the Parent would have remained in compliance with its obligations under Article 6.07 if the covenant tests were recalculated for the relevant period ending on the most recent Accounting Date consolidating the financial statements of the target company (consolidated if it has Subsidiaries) or business with the financial statements of the Group for such period on a pro forma basis and as if the amount of the consideration to be paid at the date of the acquisition, for the proposed acquisition, had been paid at the start of that relevant period.

6.11	Financial Indebtedness
Each Borrower shall ensure that the Subsidiary Financial Indebtedness does not exceed at any time 35% (thirty-five per cent) of Group Financial Indebtedness.
For the purposes of this Article:

(a)	“Group Financial Indebtedness” means the Financial Indebtedness of the Group;

(b)	“Subsidiary Financial Indebtedness” means the aggregate Financial Indebtedness of each Subsidiary excluding the Financial Indebtedness of the Borrowers.
For the avoidance of doubt and notwithstanding anything to the contrary, intra-group debt shall not constitute or in any way be included in the definition of Indebtedness for Subsidiary Financial Indebtedness.

6.12	Compliance with laws
Each Borrower shall comply in all respects with all laws and regulations to which it or the Project is subject.

6.13	Merger
No Borrower shall (and the Parent shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction other than a Permitted Transaction.
For the purposes of this Article 6.13 “Permitted Transaction” means:

(a)	a merger between a Borrower and any Subsidiary that is consolidated within the consolidated financial statements of the Parent, provided that such Borrower is in each case the surviving entity;

(b)	any solvent amalgamation or merger among members of the Group which are not a Borrower;

(c)
the solvent liquidation or reorganisation of any member of the Group which is not a Borrower so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group;

in each case provided that ratios specified in Article 6.07 are satisfied at any time.

6.14    Books and records
Each Borrower shall ensure that it has kept and will continue to keep proper books and records of account, in which full and correct entries shall be made of all financial transactions and the assets and business of that Borrower, including expenditures in connection with the Project, in accordance with GAAP as in effect from time to time.

6.15    General Representations and Warranties

6.15A
The Parent represents and warrants to the Bank that it is duly incorporated and validly existing as public limited company under the laws of England and Wales and it has power to carry on its business as it is now being conducted and to own its property and other assets.

6.15B
The French Subsidiary represents and warrants to the Bank that it is duly incorporated and validly existing as a limited liability company (société par actions simplifiée) under the laws of France and it has power to carry on its business as it is now being conducted and to own its property and other assets.

6.15C
The Italian Subsidiary represents and warrants to the Bank that it is duly incorporated and validly existing as a limited liability company (società a responsabilità limitata) under the laws of Italy and it has power to carry on its business as it is now being conducted and to own its property and other assets.

6.15D	Each of the Borrowers represents and warrants to the Bank that:

(a)
it has the power to execute, deliver and perform its obligations under this Contract and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same by it;

(b)	this Contract constitutes its legally valid, binding and enforceable obligations;

(c)	the execution and delivery of, the performance of its obligations under and compliance with the provisions of this Contract do not and will not:

(i)	contravene or conflict with any applicable law, statute, rule or regulation, or any judgement, decree or permit to which it is subject;

(ii)
contravene or conflict with any agreement or other instrument binding upon it which might reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Contract;

(iii)	contravene or conflict with any provision of its by-laws or memorandum and articles of association;

(d)
the latest available audited accounts of that Borrower (and, in case of the Parent, latest available audited accounts of the Parent) have been prepared on a basis consistent with previous years and have been approved by its auditors as representing a true and fair view of the results of its operations for that year and accurately disclose or reserve against all the liabilities (actual or contingent) of that Borrower;

(e)	there has been no Material Adverse Change since 28 February 2017;

(f)	no event or circumstance which constitutes an Event of Default has occurred and is continuing unremedied or unwaived;

(g)
no litigation, arbitration, administrative proceedings or investigation is current or to its knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting against it or any of its subsidiaries any unsatisfied judgement or award;

(h)
it has obtained all necessary Authorisations in connection with this Contract and in order to lawfully comply with its obligations hereunder, and the Project and all such Authorisations are in full force and effect and admissible in evidence;

(i)
its payment obligations under this Contract rank not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally;

(j)	it is in compliance with Article 6.05(e) and to the best of its knowledge and belief (having made due and careful enquiry) no Environmental Claim has been commenced or is threatened against it;

(k)	it is in compliance with all undertakings under this Article 6;

(l)	no financial covenants have been concluded with any other creditor of the Group which are more restrictive than the ones contained in the Contract;

(m)
to the best of its knowledge, no funds invested in the Project by that Borrower or by its controlling entities or by another member of the Group are of illicit origin, including products of money laundering or linked to the financing of terrorism. Each Borrower shall promptly inform the Bank if at any time it becomes aware of the illicit origin of any such funds; and

(n)	it is not engaged in any Illegal Activities and to the best of its knowledge no Illegal Activities have occurred in connection with the Project.
The representations and warranties set out above shall survive the execution of this Contract and are, with the exception of the representation set out in paragraph (e) and (n) of Article 6.15D above, deemed repeated on each Disbursement Request, Disbursement Date and on each Payment Date.

6.16    Visibility
The Borrowers agree to cooperate with the Bank to ensure that any press release or publication made by the Borrowers regarding the financing and the Project include an appropriate acknowledgement of the financial support provided by EIB with the backing of the European Union through EFSI.

ARTICLE 7
Guarantee and indemnity. Security

7.01	Guarantee and indemnity

7.01A	Guarantee and indemnity
Each Co-debtor irrevocably and unconditionally jointly and severally:

(a)	guarantees to the Bank punctual performance by each Borrower of all that Borrower's obligations under this Contract or other transactional documents;

(b)
undertakes with the Bank that whenever a Borrower does not pay any amount when due under or in connection with this Contract or other transactional documents, that Co-debtor shall immediately on demand pay that amount as if it was the principal Borrower; and

(c)
agrees with the Bank that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Bank immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under this Contract on the date when it would have been due. The amount payable by a Co-debtor under this indemnity will not exceed the amount it would have had to pay under this Article 7.01 if the amount claimed had been recoverable on the basis of a guarantee.

7.01B	Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Borrower under this Contract, regardless of any intermediate payment or discharge in whole or in part.

7.01C	Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Borrower or any security for those obligations or otherwise) is made by the Bank in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Co-debtor under this Article 7.01 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

7.01D	Waiver of defences
The obligations of each Co-debtor under this Article 7.01 will not be affected by an act, omission, matter or thing which, but for this Article, would reduce, release or prejudice any of its obligations under this Article 7.01 (without limitation and whether or not known to it or the Bank) including:

(a)	any time, waiver or consent granted to, or composition with, any Borrower or other person;

(b)	the release of any other Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Borrower or any other person;

(e)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of this Contract or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under this Contract or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under this Contract or any other document or security; or

(g)	any insolvency or similar proceedings.

7.01E	Immediate recourse
Each Co-debtor waives any right it may have of first requiring the Bank (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Co-debtor under this Article 7.01. This waiver applies irrespective of any law or any provision of this Contract to the contrary.

7.01F	Appropriations
Until all amounts which may be or become payable by the Borrowers under or in connection with this Contract have been irrevocably paid in full, the Bank (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by the Bank (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Co-debtor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Co-debtor or on account of any Co-debtor's liability under this Article 7.01.

7.01G	Deferral of Co-debtors’ rights
Until all amounts which may be or become payable by the Borrowers under or in connection with this Contract have been irrevocably paid in full and unless the Bank otherwise directs, no Co-debtor will exercise any rights which it may have by reason of performance by it of its obligations under this Contract or by reason of any amount being payable, or liability arising, under this Article 7.01:

(a)	to be indemnified by any Borrower;

(b)	to claim any contribution from any other guarantor of any Borrower’s obligations under this Contract;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Bank under this Contract or of any other guarantee or security taken pursuant to, or in connection with, this Contract by the Bank;

(d)
to bring legal or other proceedings for an order requiring any Borrower to make any payment, or perform any obligation, in respect of which any Co-debtor has given a guarantee, undertaking or indemnity under Article 7.01A;

(e)	to exercise any right of set-off against any Borrower; and/or

(f)	to claim or prove as a creditor of any Borrower in competition with the Bank.
If a Co-debtor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Bank by the Borrowers under or in connection with this Contract to be repaid in full on trust for the Bank and shall promptly pay or transfer the same to the Bank or as the Bank may direct for application in accordance with Article 5.05(b).

7.01H	Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Bank.

7.01 I	Limitation of the obligations of the French Subsidiary
The obligations of the French Subsidiary as Co-debtor under Article 1.11 and under this Article 7.01 shall not exceed an amount equal to the maximum outstanding amount of any intercompany loans advanced or made available to the French Subsidiary by the Parent and the Italian Subsidiary out of the proceeds of the Credit.

7.01J	Borrowers’ Agent

(a)
Each Borrower (other than the Parent) by its execution of this Contract irrevocably appoints the Parent (acting through one or more authorised signatories) to act on its behalf as its agent in relation to this Contract and irrevocably authorises:

(i)
the Parent on its behalf to supply all information concerning itself contemplated by this Contract to the Bank and to give all notices and instructions (including, in the case of a Borrower, Disbursement Requests); and

(ii)	the Bank to give any notice, demand or other communication to that Borrower pursuant to this Contract to the Parent, and in each case each Borrower shall be bound as though that Borrower itself had given the notices and instructions (including, without limitation, any Disbursement Requests) or received the relevant notice, demand or other communication.

(b)
Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Parent or given to the Parent under this Contract on behalf of another Borrower or in connection with this Contract shall be binding for all purposes on that Borrower as if that Borrower had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Parent and any other Borrower, those of the Parent shall prevail.

7.02	Negative pledge
So long as any part of the Loan remains outstanding, the Parent shall not and shall not permit that any of its Subsidiaries create on its own behalf or permit to subsist any Security Interest on, or with respect to, any of their present or future businesses, obligations, undertakings, assets or revenues (including any uncalled capital) with the exception of Permitted Security.
For the purpose of this Contract “Security Interest” shall mean any guarantee for the benefit of any company of the Group or any third party, mortgage, pledge, lien, charge, assignment,

hypothecation, title retention, preferential right, priority or trust arrangement or security interest or any other agreement or arrangement having the effect of conferring security.
For the purpose of this Contract “Permitted Security” shall mean:

(a)	any Security Interest listed in Schedule F (Existing Security) except to the extent the principal amount secured by that Security exceeds the amount stated in that Schedule;

(b)	any Security Interest arising by operation of law and in the ordinary course of trading;

(c)
any guarantee comprising a netting or set-off arrangement entered into by the Parent or any of its Subsidiaries in the ordinary course of their banking arrangements for the purpose of netting debt and credit balances;

(d)
any Security Interest securing indebtedness the outstanding principal amount of which (when aggregate with the outstanding principal amount of any other indebtedness which has the benefit of Security Interest given by any member of the Group other than any permitted under (a) to (c) above) does not exceed in aggregate USD 15,000,000.00 (fifteen million US Dollars) (or its equivalent);

For the purpose of this Article 7.02 the Parent declares that at the date of the execution of this Contract no Security Interest other than Permitted Security exists over its assets or the assets of any of the companies of the Group.

7.03	Pari passu
Each of the Borrowers shall ensure that its payment obligations under this Contract rank, and will rank, not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally.

7.04	Clauses by inclusion
If, at any time while the Loan is outstanding, any member of the Group concludes with any other medium or long term financial creditor a financing agreement that includes a covenant or other provision imposing minimum financial ratios stricter than the ones indicated in Schedule E hereto, the Parent shall so inform the Bank and shall, at the request of the Bank, execute an agreement to amend this Contract so as to provide for an equivalent provision in favour of the Bank.

ARTICLE 8
Information and Visits

8.01	Information concerning the Project

(a)	The Parent (and, upon request of the Bank, the relevant Borrower) shall deliver to the Bank:

(i)	the information in content and in form, and at the times, specified in Schedule A.2 or otherwise as agreed from time to time by the parties to this Contract;

(ii)	any such information or further document concerning the Project as the Bank may reasonably require to comply with its obligations under the EFSI Regulation; and

(iii)
any such information or further document concerning the financing, procurement, implementation, operation and environmental matters of or for the Project as the Bank may reasonably require within a reasonable time, provided always that if such information or document is not delivered to the Bank on time, and the Parent (and, upon request of the Bank, the relevant Borrower) does not rectify the omission within a reasonable time set by the Bank in writing, the Bank may remedy the deficiency, to the extent feasible, by employing its own staff or a consultant or any other third party, at the Parent's expense and the Borrowers shall provide such persons with all assistance necessary for the purpose;

(b)
The Borrowers shall submit for the approval of the Bank without delay any material change to the Project, also taking into account the disclosures made to the Bank in connection with the Project prior to the signing of this Contract, in respect of, inter alia, the price, design, plans, timetable or to the expenditure programme or financing plan for the Project;

(c)	The Borrowers shall promptly inform the Bank of:

(i)
any action or protest initiated or any objection raised by any third party or any genuine complaint received by any Borrower or any Environmental Claim that is to its knowledge commenced, pending or threatened against it with regard to environmental or other matters affecting the Project;

(ii)	any fact or event known to any Borrower, which may substantially prejudice or affect the conditions of execution or operation of the Project;

(iii)	a genuine allegation, complaint or information with regard to Illegal Activities related to the Loan and/or the Project;

(iv)	any non-compliance by it with any applicable Environmental Law; and

(v)	any suspension, revocation or modification of any Environmental Approval, and set out the action to be taken with respect to such matters.

(d)	The Borrowers shall provide to the Bank, if so requested:

(i)	a certificate of its insurers showing fulfilment of the requirements of Article 6.05(c); and

(ii)	annually, a list of policies in force covering the insured property forming part of the Project, together with confirmation of payment of the current premiums.

8.02	Information concerning the Borrowers

(a)	The Parent shall deliver to the Bank:

(i)
as soon as they become available but in any event within 180 (one hundred and eighty) days after the end of each of its financial years its audited consolidated and unconsolidated annual report, balance sheet, profit and loss account and auditors report for that financial year together with a Compliance Certificate as set out in Schedule D.2 signed by the Chief Executive Officer reported on by reputable independent auditors confirming compliance with the financial covenants pursuant to Article 6.07 and with evidence of such compliance and related calculations;

(ii)
as soon as they become publicly available but in any event within 120 (one hundred and twenty) days after the end of each of the relevant accounting periods its interim consolidated and unconsolidated semi-annual report, balance sheet and profit and loss account for the first half-year of each of its financial years together with a Compliance Certificate as set out in Schedule D.2 signed by the Chief Executive Officer confirming compliance with the financial covenants pursuant to Article 6.07 and with evidence of such compliance and related calculations;

(iii)
from time to time, such further information on its general financial situation as the Bank may reasonably require or such certificates of compliance with the undertakings of Article 6 as the Bank may deem necessary; and

(iv)	any such information or further document concerning customer due diligence matters of or for the Borrowers as the Bank may reasonably require within a reasonable time,
and

(b)	Each of the Borrowers shall inform the Bank immediately of:

(i)
any material alteration to its by-laws or memorandum and articles of association or shareholding structure and of any change of ownership of 5% (five per cent) or more of its shares after the date of this Contract;

(ii)	any fact which obliges it to prepay any financial indebtedness or any European Union funding;

(iii)	any event or decision that constitutes or may result in a Prepayment Event;

(iv)	any intention on its part to grant any security over any of its assets in favour of a third party;

(v)	any intention on its part to relinquish ownership of any material component of the Project;

(vi)	any fact or event that is reasonably likely to prevent the substantial fulfilment of any obligation of the Borrowers under this Contract;

(vii)	any event listed in Article 10.01 having occurred or being threatened or anticipated;

(viii)	any investigations concerning the integrity of the members of any of the Borrowers' Board of Directors or other administrative body or managers;

(ix)
to the extent permitted by law, any material litigation, arbitration, administrative proceedings or investigation carried out by a court, administration or similar public authority, which, to the best of its knowledge and belief, is current, imminent or pending against any Borrower or any of their controlling entities or members of any of the Borrowers' management bodies in connection with Illegal Activities related to the Loan or the Project;

(x)	any measure taken by the Borrowers pursuant to Article 6.05(f) of this Contract; and

(xi)	any litigation, arbitration or administrative proceedings or investigation which is current, threatened or pending and which might if adversely determined result in a Material Adverse Change.

8.03	Visits by the Bank
Each Borrower shall allow the Bank and, when either required by the relevant mandatory provisions of EU law or pursuant to the EFSI Regulation, the competent EU institutions including the European Court of Auditors, the Commission, the European Anti-Fraud Office, as well as persons designated by the foregoing:

(a)	to visit the sites, installations and works comprising the Project,

(b)	to interview representatives of that Borrower, and not obstruct contacts with any other person involved in or affected by the Project; and

(c)
to conduct such on the spot audits and checks as they may wish and review that Borrower’s books and records in relation to the execution of the Project and to be able to take copies of related documents to the extent permitted by the law.

Each Borrower shall provide the Bank, or ensure that the Bank is provided, with all necessary assistance for the purposes described in this Article.
In the case of a genuine allegation, complaint or information with regard to Illegal Activities related to the Loan and/or the Project, each Borrower shall consult with the Bank in good faith regarding appropriate actions. In particular, if it is proven that a third party committed Illegal Activities in connection with the Loan and/or the Project with the result that the Loan or the EFSI financing were misapplied, the Bank may, without prejudice to the other provisions of this Contract, inform the Borrowers if, in its reasonable view, the Borrowers should take appropriate recovery measures against such third party. In any such case, the Borrowers shall in good faith consider the Bank’s views and keep the Bank informed.

8.04    Disclosure and publication
Each Borrower acknowledges that:
the Bank may be obliged to communicate information relating to any of the Borrowers and the Project to any competent institution or body of the European Union in accordance with the relevant mandatory provisions of European Union law or pursuant to the EFSI Regulation; and
the Bank may publish on its website or produce press releases containing information related to the financing provided pursuant to this Contract with support of the EFSI including the name and address of the Borrowers, the purpose of the financing and the type and amount of financing received under this Contract.

ARTICLE 9
Charges and expenses

9.01	Taxes, duties and fees
Each Borrower shall pay all Taxes, duties, fees and other impositions of whatsoever nature, including stamp duty and registration fees, arising out of the execution or implementation of this Contract or any related document and in the creation, perfection, registration or enforcement of any security for the Loan to the extent applicable.
Each Borrower shall pay all principal, interest, indemnities and other amounts due by it under this Contract gross without deduction of any national or local impositions whatsoever, save as may be required by applicable law. If any of the Borrowers is obliged under applicable law to make any such deduction, it will gross up the payment to the Bank so that after such deduction, the net amount received by the Bank is equivalent to the sum due.

9.02	Other charges
Each Borrower shall bear all charges and expenses, including professional, banking or exchange charges incurred in connection with the preparation, execution, implementation, enforcement and termination of this Contract or any related document, any amendment, supplement or waiver in respect of this Contract or any related document, and in the amendment, creation, management, enforcement and realisation of any security for the Loan.

9.03	Increased costs, indemnity and set-off

(a)
Each Borrower shall pay to the Bank any sums or expenses incurred or suffered by the Bank as a consequence of the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or compliance with any law or regulation made after the date of signature of this Contract, in accordance with or as a result of which (i) the Bank is obliged to incur additional costs in order to fund or perform its obligations under this Contract, or (ii) any amount owed to the Bank under this Contract or the financial income resulting from the granting of the Credit or the Loan by the Bank to the Borrowers is reduced or eliminated.

(b)
Without prejudice to any other rights of the Bank under this Contract or under any applicable law, each Borrower shall indemnify and hold the Bank harmless from and against any loss incurred as a result of any payment or partial discharge that takes place in a manner other than as expressly set out in this Contract.

(c)
The Bank may set off any matured obligation due from any Borrower under this Contract (to the extent beneficially owned by the Bank) against any obligation (whether or not matured) owed by the Bank to that Borrower regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Bank may set off in an amount estimated by it in good faith to be the amount of that obligation.

ARTICLE 10
Events of Default

10.01	Right to demand repayment
Each Borrower shall repay all or part of the Loan (as requested by the Bank) forthwith, together with accrued interest and all other accrued or outstanding amounts under this Contract, upon written demand being made by the Bank in accordance with the following provisions.

10.01A	Immediate demand
The Bank may make such demand immediately:

(a)
if any Borrower does not pay on the due date any amount payable pursuant to this Contract at the place and in the currency in which it is expressed to be payable, unless (i) its failure to pay is caused by an administrative or technical error or a Disruption Event and (ii) payment is made within 3 (three) Business Days of its due date;

(b)
if any information or document given to the Bank by or on behalf of any of the Borrowers or any representation, warranty or statement made or deemed to be made by any of the Borrowers in or pursuant to this Contract or in connection with the negotiation or performance of this Contract is or proves to have been incorrect, incomplete or misleading in any material respect;

(c)	if, following any default of any Borrower or any other member of the Group in relation to any loan, or any obligation arising out of any financial transaction, other than the Loan

(i)
any Borrower or any other member of the Group is required or is capable of being required or will, following expiry of any applicable contractual grace period, be required or be capable of being required to prepay, discharge, close out or terminate ahead of maturity such other loan or obligation; or

(ii)	any financial commitment for such other loan or obligation is cancelled or suspended, and such other loans or obligations or commitments falling under paragraphs (i) and/or (ii) above are in an aggregate principal amount in excess of USD 7,500,000.00 (seven million five hundred thousand US dollars) or its equivalent in any other currency or currencies;

(d)	if any Borrower or any member of the Group is unable to pay its debts as they fall due, or suspends its debts, or makes or seeks to make a composition with its creditors;

(e)
if any corporate action, legal proceedings or other procedure or step is taken in relation to the suspension of payments, a moratorium of any indebtedness, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) or an order is made or an effective resolution is passed for the winding up of any Borrower or any member of the Group, or if any Borrower or any member of the Group takes steps towards a substantial reduction in its capital, is declared insolvent or ceases or resolves to cease to carry on the whole or any substantial part of its business or activities;

(f)
if an encumbrancer takes possession of, or a receiver, liquidator, administrator, administrative receiver or similar officer is appointed, whether by a court of competent jurisdiction or by any competent administrative authority or by any person, of or over, any part of the business or assets of any Borrower or any member of the Group or any property forming part of the Project;

(g)	if any Borrower or any member of the Group defaults in the performance of any obligation in respect of any other loan granted by the Bank or financial instrument entered into with the Bank;

(h)	if any Borrower or any member of the Group defaults in the performance of any obligation in respect of any other loan made to it from the resources of the Bank or the European Union;

(i)
if any distress, execution, sequestration or other process is levied or enforced upon the property of the Borrowers or any property forming part of the Project and is not discharged or stayed within 14 (fourteen) days;

(j)	if a Material Adverse Change occurs, as compared with the Borrowers' condition at the date of this Contract; or

(k)
if it is or becomes unlawful for any Borrower to perform any of its obligations under this Contract or other transactional documents or this Contract or other transactional documents is not effective in accordance with its terms or is alleged by any Borrower to be ineffective in accordance with its terms.

10.01B	Demand after notice to remedy
The Bank may also make such demand:

(a)	if any Borrower fails to comply with any obligation under this Contract not being an obligation mentioned in Article 10.01A; or

(b)
if any fact related to the Borrowers or the Project stated in the Recitals materially alters and is not materially restored and if the alteration either prejudices the interests of the Bank as lender to the Borrowers or adversely affects the implementation or operation of the Project, unless the non-compliance or circumstance giving rise to the non-compliance is capable of remedy and is remedied within 5 (five) Business Days from a notice served by the Bank on the Parent on behalf of the Borrowers.

10.02    Other rights at law
Article 10.01 shall not restrict any other right of the Bank at law to require prepayment of the Loan.

10.03    Indemnity
10.03A    Fixed Rate Tranches
In case of demand under Article 10.01 in respect of any Fixed Rate Tranche, each Borrower shall pay to the Bank the amount demanded together with the Prepayment Indemnity on any amount of principal due to be prepaid. Such Prepayment Indemnity shall accrue from the due date for payment specified in the Bank’s notice of demand and be calculated on the basis that prepayment is effected on the date so specified.

10.03B    Floating Rate Tranches
In case of demand under Article 10.01 in respect of any Floating Rate Tranche, each Borrower shall pay to the Bank the amount demanded together with a sum equal to the present value of 0.15% (15 basis points) per annum calculated and accruing on the amount of principal due to be prepaid in the same manner as interest would have been calculated and would have accrued, if that amount had remained outstanding according to the original amortisation schedule of the Tranche, until the Interest Revision/Conversion Date, if any, or the Maturity Date.
The value shall be calculated at a discount rate equal to the Redeployment Rate applied as of each relevant Payment Date.

10.03C    General
Amounts due by any Borrower pursuant to this Article 10.03 shall be payable on the date of prepayment specified in the Bank’s demand.

10.04	Non-Waiver
No failure or delay or single or partial exercise by the Bank in exercising any of its rights or remedies under this Contract shall be construed as a waiver of such right or remedy. The rights and remedies provided in this Contract are cumulative and not exclusive of any rights or remedies provided by law.

ARTICLE 11
Law and jurisdiction, miscellaneous

11.01	Governing Law
This Contract and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

11.02	Jurisdiction

(a)
The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of or in connection with this Contract (including a dispute regarding the existence, validity or termination of this Contract or the consequences of its nullity) or any non-contractual obligation arising out of or in connection with this Contract.

(b)	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

11.03	Agent of Service
Without prejudice to any other mode of service allowed under any relevant law, each Borrower (other than the Parent) hereby irrevocably appoints LivaNova PLC at 20, Eastbourne Terrace London W2 6LG, United Kingdom, as its agent of service for the purposes of accepting service on its behalf of any writ, notice, order, judgement or other legal process (and the Parent accepts that appointment). Each Borrower (other than the Parent) agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.

The Bank hereby appoints Securities Management Trust Limited of 8 Lothbury, London EC2R 7HH to be its agent for the purpose of accepting service of legal process.

11.04    Place of performance
Unless otherwise specifically agreed by the Bank in writing, the place of performance under this Contract shall be the seat of the Bank.

11.05	Evidence of sums due
In any legal action arising out of this Contract the certificate of the Bank as to any amount or rate due to the Bank under this Contract shall, in the absence of manifest error, be prima facie evidence of such amount or rate.

11.06	Third party rights
A person who is not a party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Contract.

11.07	Entire Agreement
This Contract constitutes the entire agreement between the Bank and the Borrowers in relation to the provision of the Credit hereunder, and supersedes any previous agreement, whether express or implied, on the same matter.

11.08	Invalidity
If at any time any term of this Contract is or becomes illegal, invalid or unenforceable in any respect, or this Contract is or becomes ineffective in any respect, under the laws of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Contract or the effectiveness in any other respect of this Contract in that jurisdiction; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Contract or the effectiveness of this Contract under the laws of such other jurisdictions.

11.09    Amendments
Any amendment to this Contract shall be made in writing and shall be signed by the parties hereto.

11.10    Counterparts
This Contract may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.

ARTICLE 12
Final clauses

12.01	Notices to the Parties
Notices and other communications given under this Contract addressed to a party to this Contract shall be made to the address or facsimile number as set out below, or to such other address or facsimile number as such party previously notifies to the other parties in writing:

For the Bank	Attention: Ops A/MA/2-IM BK&CORP/-/- 100 boulevard Konrad Adenauer L-2950 Luxembourg Facsimile no: +352 4379 55420
For the Parent	Attention: Director, Treasury LivaNova PLC, Italian Branch Via Benigno Crespi, 17 Italy, 20159 Milano Facsimile no.: +39 0269969513
For the French Subsidiary	Finance Manager Sorin CRM SAS 4 Avenue Réaumur France, 92140 Clamart Cdx Facsimile no.: +33 1 46013460
For the Italian Subsidiary	Finance Manager Via Benigno Crespi,17 Italy, 20159 Milano Facsimile no.: + 39 02 69969513

12.02	Form of notice
Any notice or other communication given under this Contract must be in writing.
Notices and other communications, for which fixed periods are laid down in this Contract or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter or facsimile. Such notices and communications shall be deemed to have been received by the other party on the date of delivery in relation to a hand-delivered or registered letter or on receipt of transmission in relation to a facsimile.
Other notices and communications may be made by hand delivery, registered letter or facsimile or, to the extent agreed by the parties by written agreement, by email or other electronic communication.
Without affecting the validity of any notice delivered by facsimile according to the paragraphs above, a copy of each notice delivered by facsimile shall also be sent by letter to the relevant party on the next following Business Day at the latest.
Notices issued by any Borrower pursuant to any provision of this Contract shall, where required by the Bank, be delivered to the Bank together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the relevant Borrower and the authenticated specimen signature of such person or persons.

12.03    Recitals and Schedules
The Recitals and following Schedules form part of this Contract:

Schedule A	Technical Description and Reporting
Schedule B	Definition of EURIBOR and LIBOR
Schedule C	Forms for Borrowers
Schedule D	Certificates to be provided by the Borrowers
Schedule E	Financial Ratios
Schedule F Schedule G	Existing Security Interest Rate Revision and Conversion

IN WITNESS WHEREOF the parties hereto have caused this Contract to be executed in 5 (five) originals in the English language and have respectively caused each page of this Contract to be initialled on their behalf.

In Luxembourg, this 23 June 2017	In London, this 27 June 2017

Signed for and on behalf of EUROPEAN INVESTMENT BANK		Signed for and on behalf of LivaNova PLC
The Head of Division	The Loan Officer	The CFO
/s/ Massimo NOVO Mr. Massimo NOVO	/s/ Ferran MINGUELLA Mr. Ferran MINGUELLA	/s/ Thad HUSTON Thad HUSTON

In Clamart, this 23 June 2017	In Milano, this 29 June 2017

Signed for and on behalf of	Signed for and on behalf of
SORIN CRM S.A.S The Director Treasury	SORIN GROUP ITALIA S.R.L. The Corporate Treasury Manager
/s/ Maurizio BORELLI Maurizio BORELLI	/s/ Luca Stefano TESSI Luca Stefano TESSI

Schedule A

Project Specification and Reporting
A.1 Technical Description (Article 6.02)

Purpose, Location

The project concerns the company's research and development (R&D) of various new products and product improvements with a particular focus on i) cardiac surgery (heart valves and cardiopulmonary), and ii) cardiac rhythm management. The project is covering the entire product development from pre-clinical studies to clinical trials and life cycle engineering.

The project will be managed from the Italian branch in Milan of LivaNova PLC and implemented on the promoter’s R&D sites in France and Italy.

Description

This project concerns developments for i) cardiac surgery and ii) cardiac rhythm management.

Cardiac surgery:

The R&D activities within the cardiopulmonary segment will focus on the development of new devices including disposables / accessories and life cycle management of existing flagship devices. Example projects would be major improvements of the S5 heart-lung machine (HLM) to bridge the way to next generation S7 HLM, a new Extracorporeal membrane oxygenation (ECMO) line and new Neonatal and pediatric oxygenators (NINO).

For heart valves the promoter will focus on two early clinical stage transcatheter mitral valve repair (TMVR) technologies as well as on the next generation PERCEVAL sutureless valve and different tissue valves.

Cardiac Rhythm Management

Within the cardiac rhythm management the promoter will focus on the development of a low cost solution for the KORA pacemaker product line, development of a full body MRI-compatible solution based on the KORA pacemaker and IMRICOR technology lead and the development of various products within the PLATINIUM platform for cardiac resynchronisation therapy (CRT) devices. The promoter intends to further exploit its SonR technology for the development of its CRT devices. This technology consists of a sensor encapsulated inside the tip of an electrostimulation lead, which is implanted in the patient and is used to optimise the delivery of cardiac resynchronisation therapy.

Calendar

The project will be implemented from January 2017 until December 2019.

A.2 Information Duties under Article 8.01(a)

1.	Dispatch of information: designation of the person responsible
The information below has to be sent to the Bank under the responsibility of:

Financial and Technical Contact
Company	LivaNova PLC
Contact person	Mr. Maurizio Borelli
Title	Director
Function / Department	Treasury, Risk Management and Credit
Address	Via Benigno Crespi 17 20159 Milan, Italy
Phone	39 02 699 697 17
Fax
Email	maurizio.borelli@livanova.com

The above-mentioned contact person(s) is (are) the responsible contact(s) for the time being.
The Borrowers shall inform the EIB immediately in case of any change.

2.	Information on the project’s implementation
The Borrowers shall deliver to the Bank the following information on project progress during implementation at the latest by the deadline indicated below.

Document / information	Deadline	Frequency of reporting
Project Progress Report:

-    A brief update on the Technical Description, explaining the reasons for significant changes vs. initial scope;
-    Update on implementation of each of the main project’s components;
-    Update on the cost of the project, explaining reasons for any possible cost variations vs. initial budgeted cost;
-    A description of any major issue with impact on the environment;
-    Update on the relevant demand trends and evolution for LivaNova’s business;
-    Any significant issue that has occurred and any significant risk that may affect the project’s operation;
-    Any legal action concerning the project that may be on-going.
	30 June l 2018	Mid-term review

3.Information on the end of works and first year of operation

The Borrowers shall deliver to the Bank the following information on project completion and initial operation at the latest by the deadline indicated below.

Document / information	Date of delivery to the Bank
Project Completion Report, including:
-    A brief description of the technical characteristics of the project as completed, explaining the reasons for any significant change;
-    The implementation results of each of the main project’s components explaining reasons for any variation and/or delay;
-    The final cost of the project, explaining reasons for any possible cost variations vs. initial budgeted cost;
-    The number of staff employed in R&D during the implementation of the project (2017-2019) in Italy and France; with breakdown by location;
-    Update on the market trends for CS (HV and CP), CRM and NV and LivaNova’s market share and competitive position;
-    The number of patent applications and the number of patents granted per year during the period 2017-2019;
-    The share of LivaNova’s sales coming from products introduced in the last 5 years;
-    LivaNova’s ROCE in 2017, 2018 and 2019;
-    A description of any major issue with impact on the environment;
-    Any significant issue that has occurred and any significant risk that may affect the project’s operation;
-    Any legal action concerning the project that may be on-going.
.
30 May 2020

Language of reports	English

Schedule B

Definitions of EURIBOR and LIBOR

A.	EURIBOR
“EURIBOR” means:

(a)	in respect of a relevant period of less than one month, the Screen Rate (as defined below) for a term of one month;

(b)	in respect of a relevant period of one or more months for which a Screen Rate is available, the applicable Screen Rate for a term for the corresponding number of months; and

(c)
in respect of a relevant period of more than one month for which a Screen Rate is not available, the rate resulting from a linear interpolation by reference to two Screen Rates, one of which is applicable for a period next shorter and the other for a period next longer than the length of the relevant period,

(the period for which the rate is taken or from which the rates are interpolated being the “Representative Period”).
For the purposes of paragraphs (b) and (c) above, “available” means the rates, for given maturities, that are calculated and published by Global Rate Set Systems Ltd (GRSS), or such other service provider selected by the European Money Markets Institute (EMMI), under the sponsorship of EMMI and EURIBOR ACI, or any successor to that function of EMMI and EURIBOR ACI as determined by the Bank.
“Screen Rate” means the rate of interest for deposits in EUR for the relevant period as published at 11h00, Brussels time, or at a later time acceptable to the Bank on the day (the “Reset Date”) which falls 2 (two) Relevant Business Days prior to the first day of the relevant period, on Reuters page EURIBOR 01 or its successor page or, failing which, by any other means of publication chosen for this purpose by the Bank.
If such Screen Rate is not so published, the Bank shall request the principal euro-zone offices of four major banks in the euro-zone, selected by the Bank, to quote the rate at which EUR deposits in a comparable amount are offered by each of them as at approximately 11h00, Brussels time, on the Reset Date to prime banks in the euro-zone interbank market for a period equal to the Representative Period. If at least 2 (two) quotations are provided, the rate for that Reset Date will be the arithmetic mean of the quotations.
If fewer than 2 (two) quotations are provided as requested, the rate for that Reset Date will be the arithmetic mean of the rates quoted by major banks in the euro-zone, selected by the Bank, at approximately 11h00, Brussels time, on the day which falls 2 (two) Relevant Business Days after the Reset Date, for loans in EUR in a comparable amount to leading European banks for a period equal to the Representative Period.

If no rate is available as provided above, EURIBOR shall be the rate (expressed as a percentage rate per annum) which is determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank.

B.	LIBOR USD
"LIBOR" means, in respect of USD:

(a)	in respect of a relevant period of less than one month, the Screen Rate for a term of one month;

(b)	in respect of a relevant period of one or more months for which a Screen Rate is available, the applicable Screen Rate for a term for the corresponding number of months; and

(c)
in respect of a relevant period of more than one month for which a Screen Rate is not available, the rate resulting from a linear interpolation by reference to two Screen Rates, one of which is applicable for a period next shorter and the other for a period next longer than the length of the relevant period,

(the period for which the rate is taken or from which the rates are interpolated being the "Representative Period").
For the purposes of paragraphs (b) and (c) above:
"available" means "calculated and published" under the aegis of the ICE Benchmark Administration Limited (or any successor to that function of the ICE Benchmark Administration Limited as determined by the Bank) for given maturities; and
"Screen Rate" means the rate of interest for deposits in USD for the relevant period as set by the ICE Benchmark Administration Limited (or any successor to that function of the ICE Benchmark Administration Limited as determined by the Bank) and released by financial news providers at 11h00, London time, or at a later time acceptable to the Bank on the day (the "Reset Date") which falls 2 (two) London Business Days prior to the first day of the relevant period.
If such Screen Rate is not so released by any financial news provider acceptable to the Bank, the Bank shall request the principal London offices of 4 (four) major banks in the London interbank market selected by the Bank to quote the rate at which USD deposits in a comparable amount are offered by each of them at approximately 11h00, London time, on the Reset Date, to prime banks in the London interbank market for a period equal to the Representative Period. If at least 2 (two) such quotations are provided, the rate will be the arithmetic mean of the quotations provided.
If fewer than 2 (two) quotations are provided as requested, the Bank shall request the principal New York City offices of 4 (four) major banks in the New York City interbank market, selected by the Bank, to quote the rate at which USD deposits in a comparable amount are offered by each of them at approximately 11h00, New York City time, on the day falling 2 (two) New York Business Days after the Reset Date, to prime banks in the European market for a period equal to the Representative Period. If at least 2 (two) such quotations are provided, the rate will be the arithmetic mean of the quotations provided.
If no rate is available as provided above, LIBOR shall be the rate (expressed as a percentage rate per annum) which is determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank.

C.	GENERAL
For the purposes of the foregoing definitions:
"London Business Day" means a day on which banks are open for normal business in London and "New York Business Day" means a day on which banks are open for normal business in New York.
All percentages resulting from any calculations referred to in this Schedule will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with halves being rounded up.
The Bank shall inform the Borrowers without delay of the quotations received by the Bank.

If any of the foregoing provisions becomes inconsistent with provisions adopted under the aegis of:
EMMI and EURIBOR ACI (or any successor to that function of EMMI and EURIBOR ACI as determined by the Bank) in respect of EURIBOR; or
the ICE Benchmark Administration Limited (or any successor to that function of the ICE Benchmark Administration Limited, as determined by the Bank) in respect of LIBOR, the Bank may by notice to the Borrowers amend the provision to bring it into line with such other provisions.

Schedule C
Forms for Borrowers
C.1 Form of Disbursement Request (Article 1.02B)
Disbursement Request [To be provided on paper bearing the relevant Borrower’s letterhead]
Italy – LIVANOVA R&D (2016-0607)

Date:
Please proceed with the following disbursement:

Loan Name (*):		LivaNova R&D (2016-0607)

Signature Date (*):			Contract FI number:	86.677 (IT)
Currency & amount requested			Proposed disbursement date:

Currency	Amount

I N T E R E S T	Int. rate basis (Art. 3.01)		Reserved for the Bank	(contract currency)

	Rate (% or Spread) OR (please indicate only ONE) Maximum Rate (% or Maximum Spread)	‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑	Total Credit Amount:

	Frequency (Art. 3.01)	Annual ☐ Semi-annual ☐ Quarterly ☐	Disbursed to date:

	Payment Dates (Art. 5)		Balance for disbursement:

	Interest Revision/Conversion date (if any)		Current disbursement:
C A P I T A L	Repayment frequency	Annual ☐ Semi-annual ☐ Quarterly ☐	Balance after disbursement:

	Repayment methodology (Art. 4.01)	Equal instalments ☐ Constant annuities ☐	Disbursement deadline:

	First repayment date		Max. number of disbursements:

	Maturity Date:		Minimum Tranche size:

Total allocations to date:

			Conditions precedent:	Yes / No
Relevant Borrower's account to be credited:
Acc. N°: …………………………………………………………………………………………….
(please, provide IBAN format in case of disbursements in EUR, or appropriate format for the relevant currency)
Bank name, address: …………………………………………………………………………
Please transmit information relevant to:
Relevant Borrower's authorised name(s) and signature(s):

Schedule D
Certificates to be provided by the Borrowers

D.1 Form of Certificate from Borrowers (Article 1.04B)

To:	European Investment Bank

From:	[Borrowers]
Date:

Subject:	Finance Contract between European Investment Bank and [Borrowers]
dated ● (the “Finance Contract”)

FI number 86.677 (IT)     Serapis number 2016-0607
___________________________________________________________________
Dear Sirs,
Terms defined in the Finance Contract have the same meaning when used in this letter.
For the purposes of Article 1.04 of the Finance Contract we hereby certify to you as follows:

(a)	no Prepayment Event has occurred and is continuing unremedied;

(b)	we are in compliance with the financial covenants pursuant to Article 6.07 and attached is evidence of such compliance and related calculations;

(c)	no security of the type prohibited under Article 7.02 has been created or is in existence;

(d)	there has been no material change to any aspect of the Project or in respect of which we are obliged to report under Article 8.01, save as previously communicated by us;

(e)	we have sufficient funds available to ensure the timely completion and implementation of the Project in accordance with Schedule A.1;

(f)
no event or circumstance which constitutes or would with the passage of time or giving of notice under the Finance Contract constitute an Event of Default has occurred and is continuing unremedied or unwaived;

(g)
no litigation, arbitration administrative proceedings or investigation is current or to our knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting against us or any of our subsidiaries any unsatisfied judgement or award;

(h)	the representations and warranties to be made or repeated by us under Article 6.15 are true in all material respects; and

(i)	no Material Adverse Change has occurred, as compared with the situation at the date of the Finance Contract.

Yours faithfully,

For and on behalf of [Borrowers]
Date:

D.2 Form of Compliance Certificate

To:	European Investment Bank

From:	[Parent]
Date:

Subject:	Finance Contract between European Investment Bank and [Borrowers]
dated ● (the “Finance Contract”)

FI number 86.677 (IT)     Serapis number 2016-0607
___________________________________________________________________
Dear Sirs,

We refer to the Finance Contract. This is a Compliance Certificate. Terms defined in the Finance Contract have the same meaning when used in this Compliance Certificate.
We hereby confirm:

(i)	[insert details and computations of covenants to be certified];

(ii)	[no asset disposals of the type prohibited under Article 6.06 has been enacted ];

(iii)	[no security of the type prohibited under Article 7.02 has been created or is in existence;]

(iv)
[no event or circumstance which constitutes or would with the passage of time or giving of notice under the Finance Contract constitute an Event of Default has occurred and is continuing unremedied or unwaived. [If this statement cannot be made, this certificate should identify any potential event of default that is continuing and the steps, if any, being taken to remedy it].

Yours faithfully,

For and on behalf of [Parent / reputable independent auditor]

[director]	[director]
APPENDIX
Financial information
[To be attached relevant financial statements and calculations of relevant financial items and the relevant financial ratios for the purposes of the Compliance Certificate]

Schedule E
FINANCIAL RATIOS

For the purpose of this Contract:
Accounting Period shall mean a period of one year or six months ending an Accounting Date for which financial statements are required to be prepared under this Contract.
Consolidated Net Worth in respect of the Group shall mean the consolidated net worth of the Group determined in accordance with US GAAP.
Test Period shall mean a period of six or, as the case may be, twelve months starting on 1 January of a financial year and ending on an Accounting Date in that financial year.
Financial ratios
The Parent shall ensure that:

(a)
Consolidated Net Financial Indebtedness to Consolidated EBITDA: Consolidated Net Financial Indebtedness as at any Accounting Date shall not be more than 2.50x times the Consolidated EBITDA for the Test Period ending on that Accounting Date, provided that for the purposes of determining this ratio as of an Accounting Date falling on 30 June, “Consolidated EBITDA” shall mean the “Consolidated EBITDA” calculated in respect of the period of twelve months ending on the last day of the first semester of the Borrowers’ fiscal year.

(b)
Consolidated Net Financial Indebtedness to Consolidated Net Worth: Consolidated Net Financial Indebtedness as at any Accounting Date shall not be more than 0.50 x times the Consolidated Net Worth as at that Accounting Date.

(c)
Consolidated EBITDA to Consolidated Total Net Interest Payable: Consolidated EBITDA for the Test Period ending on an Accounting Date shall not be lower than 6.30 x times the Consolidated Total Net Interest Payable for that Test Period.

(d)	Consolidated Net Worth: the Consolidated Net Worth shall at no times be lower, at any time, than USD 725,000,000.
Financial testing
The financial ratios set out above shall be calculated starting 31 December 2014 in accordance with US GAAP and tested by reference to each of the financial ratios and/or each Compliance Certificate delivered pursuant the Paragraph below.
Compliance Certificate
The Parent shall supply to the Bank for the financial situation as of 30 June and as of 31 December of each year on 30 September and 30 June respectively a Compliance Certificate setting out (in reasonable detail) computations as to compliance with the financial ratios set out above as at the date at which those financial ratios were drawn up.
Each Compliance Certificate shall be signed by the Chief Executive Officer of the Parent and shall be accompanied by a report signed by reputable independent auditors.

Schedule F

Existing Security

Grantor	Beneficiary	Transaction	Amount	Expiry	Type of
			as of 31/03/2017		Security

Sorin CRM SAS	BpiFrance	Term Loan	Euro 150,000.00	31/10/2019	Cash Collateral
Sorin Group Italia Srl	Mediocredito Italiano	Mortgage Loan	Euro 316,000.00	29/09/2026	Mortgage
Sorin Group Italia Srl	Mediocredito Italiano	Mortgage Loan	Euro 387,000.00	30/09/2021	Mortgage

		Total amount	Euro 853,000.00

Schedule G
Interest Rate Revision and Conversion
If an Interest Revision/Conversion Date has been included in the Disbursement Notice for a Tranche, the following provisions shall apply.

A.	Mechanics of Interest Revision/Conversion
Upon receiving an Interest Revision/Conversion Request the Bank shall, during the period commencing 60 (sixty) days and ending 30 (thirty) days before the Interest Revision/Conversion Date, deliver to the Borrowers an Interest Revision/Conversion Proposal stating:

(a)	the Fixed Rate and/or Spread that would apply to the Tranche, or the part thereof indicated in the Interest Revision/Conversion Request pursuant to Article 3.01; and

(b)
that such rate shall apply until the Maturity Date or until a new Interest Revision/Conversion Date, if any, and that interest is payable quarterly, semi-annually or annually in arrears on designated Payment Dates.

The Borrowers may accept in writing an Interest Revision/Conversion Proposal by the deadline specified therein.
Any amendment to this Contract requested by the Bank in this connection shall be effected by an agreement to be concluded not later than 15 (fifteen) days prior to the relevant Interest Revision/Conversion Date.

B.	Effects of Interest Revision/Conversion
If the Borrowers duly accept in writing a Fixed Rate or a Spread in respect of an Interest Revision/Conversion Proposal, the Borrowers shall pay accrued interest on the Interest Revision/Conversion Date and thereafter on the designated Payment Dates.
Prior to the Interest Revision/Conversion Date, the relevant provisions of this Contract and Disbursement Notice shall apply to the entire Tranche. From and including the Interest Revision/Conversion Date onwards, the provisions contained in the Interest Revision/Conversion Proposal relating to the new interest rate or Spread shall apply to the Tranche (or part thereof) until the new Interest Revision/Conversion Date, if any, or until the Maturity Date.

C.	Non-fulfilment of Interest Revision/Conversion
If the Borrowers do not submit an Interest Revision/Conversion Request or does not accept in writing the Interest Revision/Conversion Proposal for the Tranche or if the parties fail to effect an amendment requested by the Bank pursuant to Paragraph A above, the Borrowers shall repay the Tranche (or part thereof) on the Interest Revision/Conversion Date, without indemnity. The Borrowers will repay on the Interest Revision/Conversion Date any part of a Tranche which is unaffected by the Interest Revision/Conversion.